SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.___)

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Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

THE SPORTS CLUB COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dear Fellow Stockholders:

          It is our pleasure to invite you to our 2002 Annual Meeting of Stockholders.

          We will hold the meeting on Friday, August 2, 2002, at 10:00 a.m. PDT, at The Sports Club/LA -  Los Angeles, 1835 Sepulveda Boulevard, Los Angeles, California. In addition to the formal items of business, we will review recent major developments and answer your questions.

          This booklet includes the Notice of Annual Meeting, the Company’s Proxy Statement and our 2001 Annual Report. The Proxy Statement describes the business that we will conduct at the meeting and provides information about The Sports Club Company, Inc. Our Annual Report provides you with financial information about the Company.

          Your vote is important. Whether you plan to attend the meeting or not, please complete, date, sign and return the enclosed proxy card promptly. If you attend the meeting and prefer to vote in person, you may do so.

          We look forward to seeing you at the meeting.

Sincerely,

D. Michael Talla Chairman of the Board and Co-Chief Executive Officer	Rex A. Licklider Vice Chairman of the Board and Co-Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Questions and Answers About the Annual Meeting and Voting
How Our Stock Has Performed Over the Past Several Years
Other Information
Selected Consolidated Financial Data
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statement of Stockholders’ Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements
Independent Auditors’ Report
Shareholder Information

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	August 2, 2002
Time:	10:00 a.m. PDT
Place:	The Sports Club/ LA - Los Angeles

1835 Sepulveda Boulevard
Los Angeles, CA 90025

          Notice is hereby given that the Annual Meeting of Stockholders of The Sports Club Company, Inc. will be held at 10:00 a.m. PDT on August 2, 2002, at The Sports Club/LA - Los Angeles. At our Annual Meeting, we will ask you to:

1. Elect three directors for three-year terms;

2. Approve the issuance of (a) 3,500,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), upon conversion of the Series B Convertible Preferred Stock (the “Series B Preferred”), which was sold in March 2002 to a limited number of qualified investors, and (b) such additional shares of Common Stock that may be issued (i) pursuant to certain anti-dilution provisions of the Series B Preferred, and (ii) upon conversion of additional shares of Series B Preferred that may be issued to holders in lieu of cash dividends;

3. Approve the issuance of (a) 3,333,333 shares of Common Stock upon conversion of a newly-created series of convertible Preferred Stock to be designated Series C Convertible Preferred Stock (the “Series C Preferred”), to be sold to a limited number of qualified investors, and (b) such additional shares of Common Stock that may be issued (i) pursuant to certain anti-dilution provisions of the Series C Preferred, and (ii) upon conversion of additional shares of Series C Preferred that may be issued to holders in lieu of cash dividends; and

4. Transact any other business that may properly come before the meeting.

          This Notice and the accompanying Proxy Statement and Proxy Card are being mailed, beginning July 15, 2002, to holders of our Common Stock and Series B Preferred in connection with the solicitation of proxies by the Board of Directors for the 2002 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all Sports Club Company stockholders, many of whom live outside of the Los Angeles area and will be unable to attend the meeting, to vote.

          Only stockholders owning shares of our Common Stock and Series B Preferred on July 8, 2002 (the “Record Date”) are entitled to notice of, and to vote at, the meeting. A complete list of these stockholders will be available at our corporate office (and at the meeting site) beginning July 23, 2002. As of the Record Date, there were issued and outstanding 18,095,953 shares of Common Stock and 10,500 shares of Series B Preferred. Each share of Series B Preferred carries voting rights equal to the number of shares of Common Stock issuable upon conversion thereof. At the initial conversion price of $3.00 per share, a total of 3,500,000 shares of Common Stock would be issuable.

          The Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully and take this opportunity to vote. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan on attending the meeting you are encouraged to vote by proxy to ensure that your shares will be represented. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be completed and returned. We have enclosed our 2001 Annual Report for your information.

By Order of the Board of Directors

Lois Barberio
Vice President and Secretary

Los Angeles, California

July 13, 2002

2

Questions and Answers About the Annual Meeting and Voting

The Sports Club Company, Inc.

Q: Why Did You Send Me this Proxy Statement?

A: We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2002 Annual Meeting of Stockholders. This Proxy Statement summarizes the information you need to know to vote intelligently at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We began sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on July 15, 2002 to all stockholders entitled to vote. Stockholders who owned Sports Club Company stock at the close of business on July 8, 2002, are entitled to notice of, and to vote at, the Annual Meeting. On this record date, there were outstanding, 18,095,953 shares of our Common Stock and 10,500 shares of Series B Convertible Preferred Stock. These are the only two classes of stock entitled to vote at the Annual Meeting. We have included with this Proxy Statement a copy of The Sports Club Company, Inc. 2001 Annual Report, which includes our financial statements.

A list of stockholders eligible to vote will be available at the offices of The Sports Club Company, Inc., 11100 Santa Monica Blvd., Suite 300, Los Angeles, California, and at the meeting site, 1835 Sepulveda Blvd., Los Angeles, California, beginning July 23, 2002. Stockholders may examine these lists during normal business hours for any purpose related to the Annual Meeting.

Q: What am I voting on?

A: There are three proposals being presented to the stockholders.

•	The election of three directors for three-year terms,

•	Approval of the issuance and listing on the American Stock Exchange (the “AMEX”) of all shares of Common Stock issuable upon conversion of the Series B Preferred.

•	Approval of the issuance and listing on the AMEX of all shares of Common Stock issuable upon conversion of a newly created series of Preferred Stock to be designated Series C Convertible Preferred Stock.

Q: How Many Votes Do I Have?

A: Each share of Sports Club Company Common Stock that you own entitles you to one vote. Each share of Series B Preferred Stock carries voting rights equivalent to the number of shares of Common Stock issuable upon conversion. Currently, we have 10,500 shares of Series B Preferred outstanding, which is convertible into 3,500,000 shares of Common Stock at a conversion price of $3.00 per share. The proxy card indicates the number of shares of Sports Club Company stock that you own.

Q: How Do I Vote by Proxy?

A: Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named as proxies on your proxy card) will vote your shares as you have directed. Unless otherwise directed in the proxy card, your proxy will vote your shares as recommended by the Board as follows:

•	FOR election of the three nominees;

•	FOR approval of the issuance and listing on the AMEX of all shares of Common Stock issuable upon conversion of the Series B Preferred; and

•	FOR approval of the issuance and listing on the AMEX of all shares of Common Stock issuable upon conversion of a newly created series of Preferred Stock to be designated Series C Convertible Preferred Stock.

If any other matter is presented, your proxy will vote in accordance with his/her best judgment. At the time this Proxy Statement went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q: What If I Vote and Then Change My Mind?

A: You can revoke your proxy by writing to us, by sending in another proxy with a later date, or by attending the meeting and casting your vote in person.

Q: What Does It Mean If I Get More than One Proxy Card?

A: It indicates that your shares are held in more than one account, such as two brokerage accounts registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted. We encourage you to register all of your brokerage accounts in the same name and address for better stockholder service. You may do this by contacting our transfer agent, American Stock Transfer & Trust Company, at 59 Maiden Lane, New York, New York 10038, Telephone: (212) 936-5100.

Q: Will My Shares Be Voted If I Do Not Sign and Return My Proxy Card?

A: If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the AMEX rules to vote customers’ unvoted shares on certain “routine” matters, including the election of directors.

If you do not vote your proxy, your brokerage firm may either:

•	Vote your shares on routine matters, or

•	Leave your shares unvoted.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the Annual Meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the Annual Meeting. A brokerage firm cannot vote customers’ shares on non-routine matters. Accordingly, shares that are not voted are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.

You may have granted to your stockbroker discretionary voting authority over your account.

Your stockbroker may be able to vote your shares under the terms of the agreement you have with your stockbroker.

Q: How Do I Vote in Person?

A: If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on July 8, 2002, the record date for voting.

Q: Who Will Count the Vote?

A: The Sports Club Company’s transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by an Inspector of Election.

Q: Is My Vote Confidential?

A: The Sports Club Company has a policy of vote confidentiality. Proxies, ballots and voting tabulations are available for examination only by the Inspector of Election and tabulators. Your vote cannot be disclosed to the Board or management of the Company except as may be required by law and in other limited circumstances.

Q: How Many Votes Do You Need To Hold the Meeting?

A: Shares are counted as present at the Annual Meeting if:

•	The stockholder is present and votes in person at the Meeting, or

•	The stockholder has properly submitted a proxy card, or

•	The stockholder’s broker votes the shares as described above.

A majority of the Company’s outstanding shares as of the record date must be present at the Meeting in order to hold the Meeting and conduct business. This is called a quorum.

Q: How Many Votes Must the Nominees Have To Be Elected?

A: We use the phrase “For” vote to mean a vote for a director. Directors will be elected by a plurality of votes, meaning that the directors with the greatest number of “For” votes in the election of directors will be elected.

Q: How Many Votes Must the Proposals Regarding the Series B and Series C Preferred Stock Transactions Have To Pass?

A: Each Proposal must receive a “For” vote from a majority of the shares present at the Meeting to pass.

Q: Whom Do I Contact if I Have A Question?

A: Any questions should be directed to Investor Relations, The Sports Club Company, Inc., 11100 Santa Monica Blvd., Suite 300, Los Angeles, California 90025, Telephone: (310) 479-5200, Fax: (310) 479-8879.

Q: How Are Proxies Solicited?

A: Proxies may be solicited by mail, telephone, or other means by officers, directors and other employees of the Company. No additional compensation will be paid to these individuals in connection with proxy solicitations. The Company pays for distributing and soliciting proxies and reimburses banks, brokers and other custodians their reasonable fees and expenses for forwarding proxy materials to stockholders.

Proposals Recommended by the Board

The Sports Club Company, Inc.

Proposal 1: Election of Three Directors

          Our Board of Directors is divided into three classes, as equal in size as possible. One class is elected at each annual meeting to serve for a three-year term. Our Bylaws provide that we have at least five but not more than nine directors, with the exact number to be fixed by resolution of the Board. The authorized number is currently fixed at seven, and we have six directors. At our Annual Meeting, three Class II directors are to be elected to hold office until the annual meeting of stockholders to be held in the year 2005. The Board of Directors’ nominees for election this year are Nanette Pattee Francini, George J. Vasilakos and Charles A. Norris. Each has consented to serve for a three-year term. See page 13 for biographies of all nominees. The other four directors will continue to serve their current terms.

          Unless authority is withheld by the stockholder, it is the intention of the persons named in the enclosed proxy card to vote for the nominees listed and, in the event any nominees are unable or decline to serve, to vote for the balance of the nominees and for any substitutions selected by the Board of Directors.

          If any director resigns, dies or is otherwise unable to serve out his or her term, or if the Board increases the number of directors, the Board may appoint a director to fill the vacancy until the expiration of the term of that director.

          There is no cumulative voting and directors will be elected by a plurality of votes cast at the Annual Meeting either in person or by proxy, meaning that the three nominees with the greatest number of “For” votes will be elected as Class II Directors. The Board recommends that you vote “FOR” the election of each of the nominees.

Proposal 2: Issuance of Common Stock Upon Conversion of the Series B Convertible Preferred Stock

Reasons Why We Undertook the Series B Private Placement

          In order to minimize use of our bank debt to finance construction of our five new Clubs built in 2000 and 2001, we decided to utilize our existing cash balance to fund a portion of our construction expenditures. The actual costs for constructing these Clubs was more than we had initially budgeted. In addition, the time period necessary for a new Club to achieve positive cash flows is dependent upon the amount of fixed costs and the rate at which membership levels increase. Historically, it may take up to two years before a new Club achieves positive cash flow. As a result of opening three Clubs in 2000 and two Clubs in 2001, our consolidated operating cash flows, for the years ended December 31, 2000 and 2001, were negative.

          Our Indenture requires us to make semi-annual interest payments of $5.6 million. Our failure to make these payments on their due dates will cause us to be in default under the Indenture, which would have a material adverse impact on us and our stockholders. Because we did not have sufficient cash on hand or borrowing ability under our bank line of credit, management engaged in discussions with certain of our bondholders in an attempt to modify the scheduled interest payments. Because these discussions did not result in a change in the terms of our semi-annual interest payments, we were required to explore other financing alternatives to ensure that we would be able to make the interest payments when due.

          As well as discussing an increase in the amount of our bank credit facility, management began discussing a private placement with several institutional investors, including Kayne Anderson Capital Advisors, L.P. (“Kayne Anderson”). While management was reluctant to issue additional equity which would be dilutive to our stockholders, we were left with no viable alternative since we were not able to increase the bank credit facility. After considering a number of alternatives and approaching several potential investors, our Board of Directors determined that it was in the best interests of the Company and our stockholders to raise the necessary capital through Kayne Anderson. Our Board began negotiating the terms of the private placement with representatives of Kayne Anderson in December 2001, which culminated in our completing the $10,000,000 private placement in March 2002. Under the circumstances, we believe that the private placement with Kayne Anderson was the least costly and best strategic financing alternative available to us.

Description of the Proposal

          The Board is requesting that the stockholders approve the issuance of 3,500,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), upon conversion of its Series B Convertible Preferred Stock (the “Series B Preferred”), sold in a private placement to Kayne Anderson and certain of its affiliates (the “Series B Private Placement”), as well as such additional shares of Common Stock that may be issued (a) pursuant to certain anti-dilution provisions of the Series B Preferred, and (b) upon conversion of additional shares of Series B Preferred that may be issued to holders in lieu of cash dividends. The Series B Private Placement closed on March 18, 2002 (the “Purchase Date”); the material terms of the Series B Private Placement and the Series B Preferred, respectively, are summarized below.

Summary of the Series B Private Placement and Series B Preferred

          The Series B Private Placement. Pursuant to the terms and conditions set forth in the Stock Purchase Agreement dated March 15, 2002, the Company sold an aggregate of 10,500 shares of Series B Preferred to Kayne Anderson and four of its affiliates, all of whom were “accredited investors” as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), for aggregate offering proceeds of $10,000,000. The Series B Private Placement was consummated on March 18, 2002. The net proceeds from the sale of the Series B Preferred were used by the Company for working capital and payment of interest on its senior secured indebtedness.

          The Series B Preferred. The Series B Preferred constitutes a single series of Preferred Stock, authorized by the Certificate of Designation of Series B Convertible Preferred Stock (the “Certificate of Designation”), which is on file with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Form 8-K dated March 18, 2002. The shares of the Series B Preferred are fully paid and non-assessable. Certain holders of the Series B Preferred are various investment funds managed by Kayne Anderson. Mr. Talla and Mr. Licklider, both executives of the Company, hold various personal investments through Kayne Anderson. To the extent that Mr. Talla and/or Mr. Licklider are investors in any fund holding Series B Preferred, they will be excluded from sharing in any increase in fund value attributable to the funds’ investment in the Series B Preferred. The following summary of the terms and provisions of the Series B Preferred does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Company’s Certificate of Incorporation and Certificate of Designation, respectively.

          Dividends. Holders of the Series B Preferred are entitled to receive, out of funds legally available therefor, annual dividends at the rate of $90 per share, as adjusted for stock dividends, combinations or splits with respect to such shares. At the option of the Company, dividends may be paid in shares of Series B Preferred; the number of shares to be issued as a stock dividend will be determined by dividing the dollar amount of the cash dividend that would have been payable to such holder, by $1,000 (the “Original Series B Issue Price”). No fractional shares will be issued for dividends, and the Company has the discretion to round down to the nearest whole share the number of shares of Series B Preferred payable in lieu of a cash dividend. All dividends are cumulative but shall not accrue interest. Prior to paying any dividend to the holders of the Common Stock, the Company must pay all accumulated but unpaid dividends to holders of the Series B Preferred.

          Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred are entitled to receive, before any distribution of assets to holders of Common Stock, liquidating distributions in the amount of $1,000 per share. If, upon any such liquidation, dissolution or winding-up, the assets distributable to holders of the Series B Preferred, and any other series of Preferred Stock senior to or on parity with the Series B Preferred, are insufficient to pay fully such preferential amount, the holders of the Series B Preferred and of any such other series will share ratably in such assets in proportion to the amount of such stock owned by each such holder. After payment of the full amount of the liquidating distribution to which the holders of the Series B Preferred are entitled, such holders will not be entitled to participate in the distribution by the Company of any of its assets. The Company will be deemed to have liquidated, dissolved or wound-up if (a) it is acquired by another entity in connection with any reorganization, merger or consolidation (other than a merger effected exclusively for the purpose of changing the Company’s domicile), or (b) it sells all or substantially all of its assets and properties, unless the Company’s stockholders of record immediately prior to such acquisition or sale will, immediately following such transaction, hold at least 50% of the voting power of the surviving or acquiring entity. However, any transaction following which the Company is no longer subject to the reporting requirements under applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed a liquidation under the Certificate of Designation.

          Conversion. The holders of the Series B Preferred have the right to convert each such share into fully paid and non-assessable shares of Common Stock, determined by dividing the Original Series B Issue Price by $3.00, subject to adjustment as described below (the “Conversion Price”). Each share of Series B Preferred shall automatically be converted into shares of Common Stock at the applicable Conversion Price upon the vote of a majority of the then outstanding shares of Series B Preferred, voting as a class. The Certificate of Designation provides that unless the Company obtains approval of its stockholders at a meeting thereof duly noticed and held, the Company may not issue shares of Common Stock to the holders of the Series B Preferred, whether upon conversion or otherwise, if the number of shares of Common Stock issuable upon such conversion would exceed 19.9% (the “Threshold Amount”) of the aggregate number of shares of Common Stock issued and outstanding as of the Purchase Date. See “Rationale for the Proposal” below.

          The applicable Conversion Price will be subject to adjustment upon the occurrence of any of the following events: (a) a stock split, subdivision, combination, recapitalization or other similar event or transaction, or (b) the sale or other issuance of shares of Common Stock at a price less than the then applicable Conversion Price. Specifically, if, prior to conversion, the Company issues shares of Common Stock at less than the then applicable Conversion Price (which, as noted above, is initially set at $3.00 per share), such Conversion Price will be reduced, on a weighted average basis, the effect of which would be to increase the number of shares of Common Stock into which the Series B Preferred was then convertible. The Conversion Price will not be adjusted or otherwise affected upon the issuance of any Common Stock (c) pursuant to the Company’s existing stock option, stock purchase or restricted stock plans, (d) upon conversion of the Series B Preferred, (e) to guarantors of the Company’s indebtedness, or to lenders, financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, provided that such Common Stock is issued at a price no less than the closing price of the Common Stock on the American Stock Exchange (the “AMEX”) on the business day immediately preceding the date on which the Board approves any of the foregoing transactions, or (f) upon exercise of options, warrants, notes or other rights to acquire securities of the Company which are outstanding on the Purchase Date. If, at any time or from time to time, there is any reclassification of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in the Certificate of Designation), then provision shall be made so that the holders of the Series B Preferred shall thereafter be entitled to receive, upon conversion, the number and type of securities to which a holder of Common Stock would have been entitled upon any such recapitalization. In any event, any adjustment in the Conversion Price of the Series B Preferred is subject to the prior approval of the AMEX.

          Redemption. The Company may, at any time it may lawfully do so, redeem, in whole or in part, the Series B Preferred by paying in cash a sum per share equal to the Original Series B Issue Price, together with all accrued but unpaid dividends with respect to such shares up to and including the date set for such redemption (the “Redemption Price”). If fewer than all outstanding Series B Preferred is redeemed, the Company shall effect such redemption pro rata according to the number of shares held by each holder. On or after the seventh anniversary of the Purchase Date, not more than 60 days after the Company’s receipt of the written request of the holders of not less than 66 2/3% of the then outstanding Series B Preferred, the Company must redeem all such shares by paying in cash therefor a sum per share equal to the Redemption Price. The Company’s obligation to redeem any Series B Preferred shall be suspended if the Company is not then permitted to redeem such securities under applicable law, or if the redemption of the Series B Preferred would, at such time, result in the breach or termination of, or constitute a default under, any agreement, contract, instrument or certificate evidencing any secured indebtedness of the Company.

          Not less than three days prior to the date set for redemption (the “Redemption Date”), the Company shall deposit the Redemption Price of all outstanding shares of Series B Preferred designated for redemption with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the holders of the shares to be redeemed. Any monies deposited by the Company for the redemption of any Series B Preferred which are thereafter converted into Common Stock pursuant to the conversion features thereof shall be returned to the Company upon conversion.

          If the Redemption Date occurs prior to the third anniversary of the Purchase Date, then, in addition to the Company’s payment of the Redemption Price to each holder of the Series B Preferred so redeemed, each such holder shall receive a warrant to purchase Common Stock at a purchase price of $3.00 per share, exercisable at any time between the Redemption Date and the fifth anniversary of the Purchase Date.

          From and after the Redemption Date, unless a default shall have occurred in the payment of the Redemption Price, all rights of holders of the Series B Preferred (except the right to receive the Redemption Price without interest upon surrender of the certificate therefor) shall cease, and such shares shall not thereafter be transferred on the books of the Company or deemed to be outstanding for any purpose. If the funds of the Company legally available for redemption on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred to be redeemed, those funds which are legally available will be used to redeem the maximum number of such shares possible, ratably among the holders thereof. All shares of Series B Preferred not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in the Certificate of Designation. At any time thereafter when funds of the Company are legally available for redemption of the Series B Preferred, such funds will immediately be used to redeem the balance of the shares which the Company was obligated to redeem on the applicable Redemption Date but which were not so redeemed.

          Voting Rights. Except as indicated below, the holders of the Series B Preferred have the right to one vote for each share of Common Stock into which the Series B Preferred is convertible, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of holders of the Common Stock. Such holders shall be entitled to notice of all stockholders’ meetings in accordance with the Company’s Bylaws, and shall be entitled to vote, together with holders of Common Stock, with respect to any matter upon which holders of Common Stock have the right to vote. In addition, without the vote or consent of the holders of at least a majority of the then outstanding shares of Series B Preferred, the Company shall not (a) alter or change the rights, preferences or privileges of the Series B Preferred so as to materially and adversely affect such shares; (b) authorize, create or issue a senior or pari passu class of Preferred Stock; (c) amend the Company’s Certificate of Incorporation or Bylaws so as to materially and adversely affect the shares of Series B Preferred; or (d) change the Company’s principal line of business.

          Information, Registration and Other Rights. Pursuant to the Investors’ Rights Agreement to which the Company and each holder of Series B Preferred are parties, the Company has agreed to file with the SEC a registration statement on Form S-3 providing for the registration of, and the sale on a continuous or delayed basis by such holders of, all Common Stock issuable upon conversion of the Series B Preferred, pursuant to Rule 415 under the Securities Act. In addition, if the Company proposes to register any class of security on any form for the general registration of securities under the Securities Act (other than shares issuable (a) in connection with compensation, stock option or other similar plan, (b) in exchange for securities or assets of, or in connection with any merger or consolidation with, any other entity, or (c) in exchange for other securities of the Company), then the Company will permit holders of Series B Preferred to include shares of Common Stock issuable upon conversion thereof in such registration statement. All expenses related to any such registrations shall be borne by the Company. The Company has agreed to make and keep public information available pursuant to Rule 144(c) under the Securities Act; file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and furnish any holder of Series B Preferred with certain financial and other reports and documents filed by the Company. As long as the number of shares of Common Stock owned beneficially by Kayne Anderson is equal to or greater than 12% of the total issued and outstanding Common Stock (calculated on an “as-converted” basis), Kayne Anderson has the right to designate one member to the Company’s Board of Directors. Pursuant to this agreement, Kayne Anderson has nominated Mr. Charles A. Norris. If the stockholders elect Mr. Norris at this year’s Annual Meeting, he will serve on the Board as the designee of Kayne Anderson.

Rationale for the Proposal

          Because the Company’s securities are listed on the AMEX, it is subject to that exchange’s rules and regulations. One such rule, Section 713, provides that absent stockholder approval, no listed company (such as the Company) may issue, in a private placement or other non-public offering, any common stock or other securities convertible into common stock if such stock, upon issuance, would possess voting power equal to or in excess of 20% of the voting power outstanding immediately prior to such issuance. If the conversion price of the Series B Preferred remained at $3.00 per share, then an aggregate of 3,500,000 shares of Common Stock would be issuable, representing 16.21% of the aggregate number of shares of the Company’s Common Stock which were outstanding as of June 10, 2002. Under these circumstances, it would not be necessary to obtain stockholder approval, as required by the AMEX.

          However, as noted above, the Conversion Price of the Series B Preferred may be reduced (thereby resulting in a greater number of shares of Common Stock to be issued) if the Company were to sell additional securities at a price less than the initial Conversion Price of $3.00 per share. In addition, because the Company has the option of paying dividends in additional shares of the Series B Preferred (rather than cash), additional shares of Common Stock may be issued in the future. In light of the foregoing, we believe it is possible that the 20% threshold will be exceeded in the future. Accordingly, we are asking our stockholders to approve this Proposal so that all shares of Common Stock issuable upon conversion of the Series B Preferred will be eligible for listing on the AMEX.

          If the stockholders do not approve this proposal, and if the Company were required, pursuant to the terms of the Series B Preferred, to issue shares of Common Stock which exceeded the 20% threshold, the Company’s shares would be subject to delisting. Because the listing requirements of both the New York Stock Exchange and NASDAQ contain virtually identical requirements regarding issuances of common stock that exceed the 20% threshold, the Company would not be able to effect the listing of its Common Stock on either of those exchanges. In such event, the liquidity of the Common Stock would be severely restricted by certain requirements imposed on broker-dealers by the SEC, which would, in turn, have a material adverse effect on the market value of the Common Stock.

Effect of Adoption of Proposal

          The issuance of the Common Stock upon conversion of the Series B Preferred will be dilutive to the interests of the holders of the currently outstanding shares of Common Stock. If the Conversion Price remains at $3.00 per share, then an aggregate of 3,500,000 shares (or approximately 16.21% of the issued and outstanding Common Stock as of June 10, 2002) will be issuable. If the Conversion Price is adjusted downward pursuant to the anti-dilution provisions of the Series B Preferred, or if the Company chooses to pay dividends in additional shares of Series B Preferred, then additional shares of Common Stock would be issuable upon conversion, causing even greater dilution to existing holders. Because the Common Stock is not actively traded, such dilution may have an adverse effect on the market price of the Common Stock.

Recommendation of the Board of Directors

          A majority of the votes entitled to be cast by the holders of all shares of Common Stock and Series B Preferred that are present, and entitled to vote, at the Meeting will be necessary to adopt the Proposal. The Board of Directors unanimously recommends that each stockholder vote “FOR” the approval of this Proposal.

Proposal 3: Issuance of Common Stock Upon Conversion of the Series C Convertible Preferred Stock

Description of the Proposal

          The Board is also requesting that the stockholders approve the issuance of 3,333,333 shares of Common Stock upon conversion of a newly created series of Preferred Stock (to be designated Series C Convertible Preferred Stock (the “Series C Preferred”)), which the Company intends to offer and sell to certain accredited investors in a private placement, as well as such additional shares of Common Stock that may be issued (a) pursuant to certain anti-dilution provisions of the Series C Preferred, and (b) upon conversion of additional shares of Series C Preferred that may be issued to holders in lieu of cash dividends. At the time of the Series B Private Placement, the Company agreed to use its best efforts to raise up to $10 million in a second private placement of convertible preferred stock in order to supplement its cash reserves. The Company intends to complete the private placement of the Series C Preferred (the “Series C Private Placement”) as soon as practicable after this Meeting, assuming the stockholders approve this Proposal. However, even if approved, the Board may explore other financing alternatives in lieu of the Series C Private Placement depending on market conditions and other relevant factors. If the stockholders fail to approve this Proposal, then the Company will not proceed with the Series C Private Placement.

The Series C Preferred

          Provided the stockholders approve this Proposal, the Company will create the Series C Preferred pursuant to the filing with the Delaware Secretary of State of a Certificate of Designation setting forth the rights, preferences, privileges and restrictions of such securities (the “Series C Certificate of Designation”). The conversion price will be negotiated by our Board to achieve the highest conversion price acceptable to prospective investors; however, our Board will not complete any such transaction unless the conversion price of the Series C Preferred is at least $3.00 per share. The other terms and conditions of the Series C Preferred (including, without limitation, liquidation, voting, redemption and registration rights) will be no less favorable to us than were the terms of the Series B Preferred, such that the foregoing summary of the Series B Preferred is substantially applicable to the Series C Preferred.

Rationale for the Proposal

          The section entitled “Rationale for the Proposal”, beginning on page 9 of this Proxy Statement and describing the reasons why stockholder approval is being sought with respect to the Series B Preferred, is equally applicable to the Series C Preferred. Thus, you should review that section to understand why the stockholders are being asked to approve the issuance of Common Stock upon conversion of the Series C Preferred. If the Series B Preferred were converted based upon its initial Conversion Price of $3.00 per share, then an aggregate of 21,595,953 shares of our Common Stock would be outstanding. Under these circumstances, the conversion of the Series C Preferred (assuming the same conversion price per share) would result in the issuance of an additional 3,333,333 shares of Common Stock, representing 13.37% of the total number that would be outstanding following conversion of the Series B Preferred. In such circumstances, it would not be necessary to obtain stockholder approval under the AMEX rules, since the 20% threshold would not have been exceeded.

          However, because it is possible that the Series B Preferred will not be converted at the time the Series C Preferred is converted, and given the fact that (a) the anti-dilution provisions of the Series C Preferred could be triggered (which would result in a reduction of the $3.00 conversion price and a corresponding increase in the number of shares of Common Stock issuable upon conversion of such series), and (b) additional Series C Preferred could be issued to holders in lieu of cash dividends (resulting in an even greater number of shares of Common Stock issuable upon conversion), we believe it would be prudent to obtain stockholder approval of the issuance of our Common Stock. In so doing, we will ensure that all such shares will be eligible for listing on the AMEX, and that the holders of the Series C Preferred will have liquidity if they elect to convert such securities and receive shares of our Common Stock.

Effect of Adoption of Proposal

          As described under “Effect of Adoption of Proposal”, appearing on page 10 of this Proxy Statement, the issuance of the Common Stock upon conversion of the Series C Preferred will be dilutive to the interests of the holders of the currently outstanding shares of Common Stock. If the Series B and Series C Preferred are both converted (assuming a Conversion Price of $3.00 per share for each), an aggregate of 6,833,333 shares of Common Stock will be issued, representing 37.76% of the total number of outstanding shares immediately prior to such conversion. If only the Series C Preferred is converted (assuming the same conversion price of $3.00 per share), an aggregate of 3,333,333 shares of Common Stock will be issued, representing 18.42% of the total number of outstanding shares immediately prior to such conversion. The dilutive effect of the Series C Preferred on existing holders of our Common Stock would be even greater if the conversion price were adjusted downward pursuant to the anti-dilution provisions of the Series C Certificate of Designation, or if the Company elected to pay dividends in additional shares of Series C Preferred (rather than cash); in either of these situations, additional shares of Common Stock would be issuable upon conversion of the Series C Preferred.

Recommendation of the Board of Directors

          A majority of the votes entitled to be cast by the holders of all shares of Common Stock and Series B Preferred that are present, and entitled to vote, at the Meeting will be necessary to adopt the Proposal. The Board of Directors unanimously recommends that each stockholder vote “FOR” this Proposal.

Information About Our Directors and Officers

The Sports Club Company, Inc.

Biographies of Directors and Executive Officers

Nominees for Class II Directors for Terms to Expire in 2005

Nanette Pattee Francini Age 53 Director since 1994 Term expires 2002	Ms. Pattee Francini began developing sports and fitness clubs in 1977 when she co-founded our predecessor non-public company. She has served as our Executive Vice President and has been principally responsible for overseeing all marketing activities since the inception of our public company in 1994. Ms. Francini founded and serves on the Board of the For Kids Only Foundation, a charity serving the needs of children.

George J. Vasilakos Age 64 Director since June 2002 Term expires 2002	Since January 1993, Mr. Vasilakos has been a member of the Pentium Group, an entity investing, and often taking a management role, in early stage and turn around/growth businesses. He was a principal and served as the Chief Executive Officer of Golden Tel, the largest payphone provider in Nevada, which was sold in 1998. Currently, Mr. Vasilakos serves as Chief Executive Officer for The Learning Network, Inc., an e-learning company, and DiTronics, LLC, a provider of Automated Teller Machine services. He has served as a member of the Board of Directors and Executive Committee for the long distance industry trade association, COMPTEL, and on the advisory committees for the masters programs in telecommunications at Colorado University and Golden Gate University.

Charles A. Norris Age 56	Mr. Norris currently serves as Chairman of the Board of Directors of Glacier Water Services, Inc. and Day Runner, Inc. Previously, Mr. Norris was President of McKesson Water Products Company and a Senior Vice President of McKesson Corporation. From 1981 to 1990, Mr. Norris operated Deer Park Spring Water Company. He is past President and served on the Board of Directors and Executive Committee of the International Bottled Water Association, and was a trustee of the Drinking Water Research Foundation. Mr. Norris is also a member of the Board of Directors of the Wrigley Institute of Environmental Studies. In connection with the Series B Private Placement, Kayne Anderson has the right to designate one member to the Board of Directors. Kayne Anderson has nominated Mr. Norris. See Proposal 2, “Description of Proposal - Information, Registration and Other Rights” for a description of Kayne Anderson’s right to Board representation.

Directors in Classes with Terms that Do Not Expire at this Meeting

Class I Directors

Brian J. Collins Age 41 Director since 1997 Term expires 2004	From December 1996 to May 1999, Mr. Collins served as Vice President and Chief Financial Officer of Millennium Partners Management LLC, an affiliate of Millennium Entertainment Partners

L.P., which is a real estate developer of mixed-use urban entertainment projects. In June 1997 he became a principal of Millennium Partners Management LLC and in June 1999 was named Chief Operating Officer. From March 1993 to November 1996, Mr. Collins was Senior Vice President at Carol Management Corp., an owner and operator of real estate and hotel properties. For so long as Millennium maintains at least a 12% interest in our equity securities, we and certain of our stockholders have agreed with Millennium to cause a nominee of Millennium to be appointed or elected to our Board of Directors. Mr. Collins is currently serving as Millennium’s nominee pursuant to this agreement. See “Description of Transactions with Our Directors, Officers and Principal Stockholders.”

Andrew L. Turner Age 55 Director since 1994 Term expires 2004	Mr. Turner currently serves as Chairman of the Board for both Code Blue Staffing Solutions and Enduracare Rehabilitation Services. He also serves on the Board of Directors of Watson Pharmaceuticals, Inc., a publicly traded pharmaceutical manufacturing company. From 1989 until August 2000, Mr. Turner served as Chairman of the Board and Chief Executive Officer of Sun Healthcare Group, Inc., a publicly traded health care services provider. In October 1999, Sun Healthcare Group, Inc. filed voluntary petitions with the U.S. Bankruptcy Court to reorganize under Chapter 11 of the Federal Bankruptcy Code.

Class III Directors

Rex A. Licklider Age 59 Director since 1994 Term expires 2003	Mr. Licklider has served as Vice Chairman of the Board since 1994 and was appointed Co-Chief Executive Officer in February 2000. Previously, Mr. Licklider served as a consultant to us for strategic and financial planning. He founded Com Systems, Inc., a publicly traded long-distance telecommunications company, and at various times between 1975 and April 1992 served as its Chairman, President and Chief Executive Officer. Since January 1993, Mr. Licklider has been a member of the Pentium Group, an entity investing, and often taking a management role, in early stage and turn around/growth businesses. He is also a director of The Learning Network, Inc., and Deckers Outdoor Corporation. He also serves on the Board of Directors of The Children’s Bureau of Southern California, Los Angeles Youth Programs, Inc. and The Achievable Foundation.

D. Michael Talla Age 54 Director since 1994 Term expires 2003	Mr. Talla began developing sports and fitness clubs in 1977 when he co-founded our predecessor non-public company. He has served as Chairman of the Board since the inception of our public company in 1994, and served until July 1999 as our Chief Executive Officer. Mr. Talla assumed the position of Co-Chief Executive Officer with Mr. Licklider in February 2000.

Other Executive Officers

Timothy M. O’Brien Age 50 Chief Financial Officer	Mr. O’Brien has been our Chief Financial Officer since February 1995 and since June 1995 has also served as Assistant Secretary. Mr. O’Brien is a Certified Public Accountant.

Philip J. Swain Age 44 Sr. Vice President of Operations	Mr. Swain was appointed Senior Vice President of Operations in February 2000, having served as Vice President of Operations since our inception as a public company in 1994.

Mark S. Spino Age 47 Sr. Vice President of Development	Mr. Spino was appointed Senior Vice President of Development in February 2000, having served as Vice President of Development since 1994.

Information Regarding Our Board of Directors

Number of Directors and Terms

          Our Board of Directors is divided into three classes, as equal in size as possible. The classes serve staggered three-year terms. Our Board currently has six directors. Four of our directors have terms expiring in 2003 and 2004. Effective July 9, 2002, Mr. Dennison T. Veru resigned, creating a vacancy on the Board and each of its two permanent committees. The stockholders are being asked to elect three directors at the Annual Meeting, bringing the total number of directors to seven. Following the Annual Meeting the Board intends to fill the vacancies on the committees created by Mr. Veru’s resignation.

Committees

          The Board has two permanent committees: the Audit Committee and the Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

          The Compensation Committee. The Compensation Committee is authorized to review and recommend salaries and bonuses for our executive officers. This Committee also administers our stock incentive plans and has the authority to grant options and other equity awards. The Committee met twice during 2001. Currently, the Compensation Committee is comprised of Andrew L. Turner (Acting Chairman) and Brian J. Collins, both non-employee directors. Until his recent resignation, Mr. Veru also served as a member of the Compensation Committee. Immediately following the Annual Meeting the Board intends to appoint Mr. Vasilakos to fill the vacancy on the Compensation Committee created by Mr. Veru’s resignation.

          The Audit Committee. The Audit Committee reviews general audit and control functions as well as our accounting principles, policies and practices. The Committee confers with our independent accountants and management personnel regarding the scope of our audit examination, and following the quarterly and annual audits, reviews the reports of our independent accountants and management’s response thereto. The Committee also approves our consolidated financial statements for inclusion in the Annual Report on Form 10-K filed each year with the SEC. The Audit Committee met five times during 2001. Currently, the Audit Committee is comprised of Andrew L. Turner and Brian J. Collins, both non-employee directors. Until his resignation, Mr. Veru was the acting chairman of the Audit Committee and had been one of its members since February 1996. In light of Mr. Veru’s resignation, and subject to his election at this year’s Annual Meeting, the Board intends to immediately appoint Mr. Vasilakos to fill the resulting vacancy.

          AMEX regulations state that, except for limited circumstances, the Audit Committee must be comprised of three independent directors. Under an exception to these regulations, Mr. Collins, though not “independent” within the meaning of the AMEX rules, has been serving as the third member of the Committee. (See “Report of the Audit Committee” elsewhere in this Proxy for a description of the AMEX regulations regarding audit committees.) The Board intends to appoint Mr. Norris to the Committee to replace Mr. Collins.

Board and Committee Attendance During 2001

          The Board of Directors held three meetings in 2001. Each director attended 100% of these meetings and 100% of all meetings of committees of which such director was a member.

How We Compensate Directors

          Directors’ fees, paid only to directors who are not employees of the Company, are as follows:

•	Annual retainer fee of $12,000,

•	$1,000 for each Board and committee meeting attended,

•	Reimbursement of expenses of attending Board and committee meetings, and

•	Automatic annual award of 2,000 shares of our Common Stock granted under the Amended and Restated 1994 Stock Compensation Plan each November 15th.

          Messrs. Collins and Turner currently serve on the Board as non-employee directors. Because of his position as an executive with Millennium, Mr. Collins waived receipt of his director’s fees beginning in 2001. Mr. Veru also served as a non-employee director and was compensated for his services. Until assuming the position of Co-Chief Executive Officer, Mr. Licklider also received amounts due to non-employee directors. Following his appointment in June of this year, Mr. Vasilakos will be paid fees for 2002 on a pro-rated basis. If the stockholders elect Mr. Norris at this year’s Annual Meeting he also will be eligible for payment on a pro-rated basis. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with their attending meetings of the Board. Following are the amounts paid to all directors for each of the last three years:

•	1999 - $69,240

•	2000 - $71,500

•	2001 - $56,863

          Under the Amended and Restated 1994 Stock Compensation Plan, an aggregate of 36,000 shares of Common Stock has been issued to non-employee directors through December 31, 2001.

Section 16 Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and stockholders who beneficially own more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act to file reports with the Securities and Exchange Commission and the American Stock Exchange with respect to changes in their beneficial ownership of our Common Stock and to provide us with copies of these reports. Based on our review of such reports and certifications furnished to us, we believe that all of our directors, executive officers and greater-than-10% stockholders complied during 2001 with the reporting requirements of Section 16(a).

How We Compensate Executive Officers

          The table below shows, for the last three fiscal years, the amount of compensation earned by the Co-Chief Executive Officers and the next four most highly compensated executive officers (the “Named Executive Officers”) of the Company. The current salaries of such executive officers are described below under “Employment Agreements.”

					Long-Term
					Compensation
		Annual Compensation			Shares	All Other
					Underlying	Compensation
Name & Position	Year	Salary($)		Bonus($)	Option Awards	($)(a)

D. Michael Talla	2001	240,000	(b)		115,000	17,979
Co-Chief Executive Officer	2000	243,875	(b)	70,000	250,000	14,245
and Chairman of the Board	1999	243,000	(b)	60,000		3,168
Rex A. Licklider	2001	240,000			115,000	14,613
Co-Chief Executive Officer and	2000	156,050				10,879
Vice Chairman of the Board	1999
Nanette Pattee Francini	2001	200,000			21,733	12,195
Executive Vice President	2000	198,325		60,000	78,267	9,617
and Director	1999	159,993		45,000	50,000	1,980
Mark S. Spino	2001	200,000			21,733	17,913
Senior Vice President of	2000	197,916		60,000	78,267	14,145
Development	1999	150,000		45,000	50,000	3,168
Philip J. Swain	2001	200,000			21,733	16,923
Senior Vice President of	2000	198,325		60,000	78,267	12,704
Operations	1999	160,000		45,000	50,000	1,980
Timothy M. O’Brien	2001	200,000			21,733	17,913
Chief Financial Officer	2000	197,916		60,000	78,267	4,716
and Assistant Secretary	1999	150,000		45,000	50,000	3,168

(a) Represents value of (i) amounts paid by us on behalf of the Named Executive Officer and dependents for medical insurance and (ii) our Common Stock contributed for the benefit of the Named Executive Officer under the 401(k) Profit Sharing Plan, based upon the December 31 closing market price each year of our Common Stock, on the American Stock Exchange.

(b) Mr. Talla also receives, on an annual basis, 49.9% of the first $300,000 of The Sports Club/ LA - Los Angeles’ net cash flow. This amount is not included in Mr. Talla’s compensation. See “Description of Transactions With Our Directors, Officers and Principal Stockholders.”

Option Grants, Exercises and Year-End Values

          The following table describes option grants to the Named Executive Officers during the last fiscal year.

					Potential
					Realizable
					Value at Assumed
		% of			Annual Rates of
		Total			Stock
		Options			Price Appreciation
	Shares	Granted			for
	Underlying	To	Exercise		Option Term(b)
	Options	Employees	Price	Expiration
Name	Granted(#)(a)	for 2001	($/Sh)	Date	5%($)	10%($)

D. Michael Talla	115,000	27.92	3.31	5/20/2006	61,019	176,709
Rex A. Licklider	115,000	27.92	3.01	5/20/2011	217,695	551,678
Nanette Pattee Francini	21,733	5.28	3.01	5/20/2011	41,141	104,258
Mark S. Spino	21,733	5.28	3.01	5/20/2011	41,141	104,258
Philip J. Swain	21,733	5.28	3.01	5/20/2011	41,141	104,258
Timothy M. O’Brien	21,733	5.28	3.01	5/20/2011	41,141	104,258

(a) All grants are incentive stock options granted under the terms of our 2001 Stock Incentive Plan, at an exercise price equal to or greater than the fair market value of our Common Stock on the date of grant. All of these options vest in 33 1/3% increments on the first three anniversaries of the date of grant and, with the exception of D. Michael Talla, whose options expire five years from date of grant, all of these options expire 10 years from the date of grant.

(b) The dollar amounts listed are the result of calculations at the 5% and 10% annual rates of stock appreciation prescribed by the SEC and are not intended to forecast possible future appreciation, if any, of our Common Stock. If our Common Stock does not appreciate, the Named Executive Officers will receive no benefit from the options.

Unexercised Stock Options and Fiscal Year-End Option Values

          None of the Named Executive Officers exercised stock options during the last fiscal year. The following table provides information with respect to unexercised stock options outstanding as of December 31, 2001.

	Number of Shares
	Underlying		Value of In-the-Money
	Unexercised Options at		Unexercised Options at
	Fiscal Year-End(a)		Fiscal Year-End(b)

	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)	(#)	($)	($)

D. Michael Talla	113,334	281,666
Rex A. Licklider		115,000
Nanette Pattee Francini	119,424	90,578	1,688
Mark S. Spino	119,424	90,578	1,688
Philip J. Swain	129,424	90,578	2,813
Timothy M. O’Brien	194,424	90,578	4,188

(a) All options were granted pursuant to one of our two Stock Incentive Plans.

(b) The in-the-money options had exercise prices of less than $2.80, the closing price of our Common Stock on the American Stock Exchange on December 31, 2001. The calculations of value assume a fair market value of our Common Stock on December 31, 2001 of $2.80 per share.

Equity Compensation Plan Information

          The following table sets forth information as of December 31, 2001 with respect to compensation plans under which our Common Stock is authorized for issuance. The table does not include securities that may be issuable under the Employee Stock Purchase Plan approved by the stockholders in May 2001, as that Plan has not been implemented.

	(1)	(2)	(3)

			Number of
			Securities Remaining
			Available for Future
	Number of Securities		Issuance under Equity
	to be Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column(1))

Equity compensation plans approved by security holders
Stock Compensation Plan	(a)	(a)	14,000
1994 Stock Incentive Plan	1,417,247 (b)	$5.3837 (c)	-0- (d)
2001 Stock Incentive Plan	384,311 (b)	$5.3837 (c)	2,111,341
Equity compensation plans not approved by security holders(e)	—	—	—
Total	1,801,558	$5.3837 (2)	2,125,341

(a) The maximum number of shares of Common Stock that may be granted under our 1994 Amended and Restated Stock Compensation Plan is 50,000. The Plan was originally adopted in 1994 to attract and retain qualified persons who are not employees for service as members of the Board of Directors by providing such members with an interest in our success. In 1999 the stockholders approved an amendment to the Plan that increased the allowable benefits. Under the Amended Plan each non-employee director is given 2,000 shares of our Common Stock each November 15th. Currently there are three non-employee directors and to date 36,000 shares have been awarded under the Plan.

(b) Number of shares is subject to adjustment for changes in capitalization for stock splits and other similar events.

(c) Reflects the average price per share of all options outstanding under both the 1994 and 2001 Stock Incentive Plans.

(d) Under the terms of the 1994 Stock Incentive Plan no shares may be granted under the Plan after December 31, 2001.

(e) We do not have any equity compensation plans that have not been approved by our stockholders.

Employment Agreements

          The Company has no written employment agreements. Currently, our executive officers receive the following salaries:

Name	Title	Base Salary

D. Michael Talla	Co-Chief Executive Officer	$200,000
Rex A. Licklider	Co-Chief Executive Officer	200,000
Nanette Pattee Francini	Executive Vice President	160,000
Mark S. Spino	Senior Vice President	160,000
Philip J. Swain	Senior Vice President	160,000
Timothy O. Brien	Chief Financial Officer	160,000

Report of the Compensation Committee

          The charter of the Compensation Committee states that the Committee be comprised of three or more directors as determined by the Board, each member to be free of any conflict of interest and a “non-employee” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. Currently, Andrew L. Turner and Brian J. Collins, both non-employee directors, serve on the Committee. Pending his election at this year’s Annual Meeting, the Board intends to immediately appoint Mr. Vasilakos, to serve as the third non-employee director to fill the vacancy created by Mr. Veru’s recent resignation.

          The Committee reviews and approves each of the elements of our executive compensation program and assesses both the competitiveness and effectiveness of the program. In addition, the Committee administers our Stock Incentive Plans.

Compensation Philosophy

          Our overall executive compensation philosophy is intended to achieve the following three results:

•	To reward the achievement of our strategic goals and the creation of stockholder value,

•	To maintain a close relationship between compensation and stockholder value, and

•	To secure, develop, motivate and retain a high-quality management team.

          This philosophy underlies our overall salary structure, including executive compensation.

          The Committee is aware of the limitations imposed by section 162(m) of the Internal Revenue Code on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. We currently intend to recommend compensation amounts and plans that will result in all compensation payments being fully deductible pursuant to section 162(m).

Components of Executive Compensation

          The Company’s compensation program consists of three key elements:

•	A base salary,

•	A performance-based annual bonus, and

•	Periodic grants of stock options.

Base Salaries

          Base salary levels for all executive officers are reviewed annually. As part of this process, we review the compensation packages offered by other companies operating in the sports and leisure industry. We also give consideration to the experience, responsibilities, management and leadership abilities of our executive officers and their actual performance, as well as compensation policies prevailing generally within the industry and within the Peer Group described under “How Our Stock Has Performed Over the Past Several Years.”

Annual Bonus

          The Committee also supplements base compensation through discretionary performance-based bonuses. For 2000, management established overall Company targets based on achievement of specific performance levels at the end of the fiscal year; upon review of the achievement of those targets, in February 2001, the Committee approved bonuses for the top six executive officers in the aggregate amount of $390,000. The Committee has deferred payment of these awards until such time as the Company has excess cash flow. For bonus purposes, “Excess Cash Flow” is defined as cash flow in excess of the amounts required to fund (i) operating activities, (ii) interest expense, (iii) start-up costs for new Clubs, (iv) maintenance and other capital expenditures and (v) debt service. The Committee decided not to award 2002 bonuses to our executive officers.

Stock Options

          The Committee believes that long-term incentive compensation in the form of stock options will motivate officers and key employees to improve the long-term performance of the Common Stock and thus directly increase stockholder value. Stock options may also be used to attract new executives. Our stock incentive plans provide a means by which executive officers and other key employees can build an investment in the Company, which will align such employees’ economic interests with the interests of the stockholders. Such options are generally granted at the prevailing market price of the Common Stock and will only have value if the market price increases. Generally, stock options vest over a period of time from the date of grant, and the optionee must be associated with us at the time of vesting in order to exercise the option. In addition to providing performance incentives to employees, stock options provide us with a form of non-cash compensation, which allows us to provide benefits to employees without making cash expenditures. Accordingly, the Committee views the grant of options as an effective component of its overall executive compensation program.

          In connection with its grant of options, the Committee considers the outstanding options held by the individual and the projected value of the options based on historical and assumed appreciation rates for the Common Stock.

Compensation of Chief Executive Officers

          The Committee is responsible for recommending the compensation of the Co-Chief Executive Officers and bases such recommendations on the same factors as those employed by the Committee for other executive officers. In determining salary, the Committee considers the achievement of earnings and growth goals for the applicable year.

          In February 2000, upon his appointment to Co-Chief Executive Officer, the Board of Directors set Mr. Talla’s salary at $250,000 and awarded Mr. Talla options to purchase 250,000 shares at a price of $8.00 per share. In May 2001, Mr. Talla received an option to purchase 115,000 shares at a price of $3.31 per share. Effective January of this year, Mr. Talla’s salary was reduced to $200,000. In setting Mr. Talla’s salary the Committee considered amounts received by Mr. Talla in respect of his interest in The Sports Club/LA-Los Angeles’ net cash flow as described in “Description of Transactions with our Directors, Officers and Principal Stockholders.”

          Mr. Talla now holds in the aggregate options to purchase 395,000 shares of our Common Stock. The Board awarded Mr. Talla a bonus of $70,000 in 2000 and a bonus of $75,000 in February 2001. Mr. Talla’s 2001 bonus will only be paid when the Company has achieved Excess Cash Flow (See “Components of Executive Compensation, Annual Bonus” for definition of Excess Cash Flow). Mr. Talla will not receive a bonus for 2002.

          The Board of Directors appointed Mr. Licklider Co-Chief Executive Officer in February 2000, and in May of 2000 awarded him an annual base salary of $250,000. In May of 2001, Mr. Licklider received an option to purchase 115,000 shares at a price of $3.01 per share. Effective January of this year, Mr. Licklider’s salary was reduced to $200,000. The $75,000 bonus awarded to Mr. Licklider by the Board in February of 2001 will only be paid when the Company has achieved Excess Cash Flow (See “Components of Executive Compensation, Annual Bonus” for definition of Excess Cash Flow). Mr. Licklider will not receive a bonus for 2002.

          In the future, the Committee may establish additional, specific quantitative and/or qualitative goals, the accomplishment of which will be considered in fixing the compensation of the chief executive officers.

Members of the Compensation Committee
Andrew L. Turner, Chairman (member since September 1994)
Brian J. Collins (member since April 1998)

Report of the Audit Committee

          The Audit Committee operates pursuant to a Charter approved by the Board of Directors in November 2000. The Charter, a copy of which was appended to our 2000 Annual Meeting Proxy as filed with the Securities and Exchange Commission, sets forth the responsibilities, authority and specific duties of the Committee. You may obtain a copy of the complete text of the Charter by contacting us at our corporate offices.

          New rules adopted by the Securities and Exchange Commission and the American Stock Exchange in 2000 state that the audit committee must have at least three members comprised solely of independent directors, each of whom is able to read and understand fundamental financial statements. Currently, our Audit Committee is comprised of two non-employee directors, but only Mr. Turner is “independent” as defined by the AMEX listing requirements. Under limited circumstances, the rules allow a Board of Directors to appoint one director to the audit committee who is not considered independent, provided that such director is not a current employee or immediate family member of an employee. Prior to the appointment of Mr. Vasilakos to the Board, Mr. Collins’ appointment to the Audit Committee met those exception criteria. The Board has informed us of its intention to appoint Mr. Vasilakos to the Audit Committee (replacing Mr. Collins) pending Mr. Vasilakos’ election to the Board at this year’s Annual Meeting. Additionally, pending the election of Mr. Norris at this year’s Annual Meeting, he will be appointed to fill the vacancy created by Mr. Veru’s resignation. With the appointments of Messrs. Vasilakos and Norris, each member of the Audit Committee will be independent, financially literate and free from any relationship that, in the judgment of the Board, would interfere with the exercise of that director’s independent judgment as a member of the Committee.

          The new rules also require that, for all votes of stockholders occurring after December 15, 2000, the proxy statement must contain a report of the audit committee.

          Management is responsible for the Company’s internal controls and the financial reporting process. Our independent accountants, KPMG LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. It is the Committee’s responsibility, on behalf of the Board of Directors, to review, monitor and oversee these processes.

          In connection with KPMG’s audit, the Committee met with management and KPMG to review and discuss our December 31, 2001 financial statements. The Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee also received written disclosures from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with KPMG that firm’s independence.

          Based upon the Committee’s reviews and discussions with management and the independent accountants, the Committee:

•	Recommended to the Board of Directors that they approve the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission, and

•	Concurred with KMPG that the provision of their non-audit services, which were limited to certain tax filing preparation, was compatible with maintaining, and did not compromise, KPMG’s independence.

Members of the Audit Committee

Andrew L. Turner (member since September 1994)
Brian J. Collins (member since April 1998)

Information About the Company

The Sports Club Company, Inc.

Independent Certified Public Accountants

          Our Board has selected the firm of KPMG LLP as our independent public accountants for the 2002 fiscal year. During fiscal 2001 KPMG LLP provided audit services that included examination of our annual consolidated financial statements. Representatives of KPMG LLP are expected to attend the meeting in order to respond to stockholder questions. They will also have an opportunity to make a statement to the stockholders.

          During the last fiscal year KPMG LLP billed us for the following:

•	Audit Fees of $78,000 for year-end financial review

•	Other Audit Related Fees of $18,000 for quarterly reviews

•	Other Fees of $62,000 for federal, state and other local tax preparation services

Stock Ownership

          The following table shows the shares of our Common Stock beneficially owned as of June 10, 2002 by our directors and Named Executive Officers. It also shows other individuals or entities that beneficially owned more than 5% of our Common Stock.

		Shares Issuable
		Upon Conversion of
		Preferred Stock		Total and Percent
		or		of
	Shares	Options	Shares Held	Stock Outstanding
	Owned	Exercisable	Under
Name and Address of Beneficial Owner(a)	Directly(b)	Within 60 Days(c)	401-K Plan(d)	Number	Percent

D. Michael Talla(f)	5,096,299	235,001	4,360	5,335,660	34.28%
Nanette Pattee Francini(f)	256,107	160,002	2,132	418,241	34.28%
Mark S. Spino(f)	227,969	160,002	3,863	391,834	34.28%
Philip J. Swain(f)	134,164	170,002	2,642	306,808	34.28%
Voting Trust(f)	5,714,539	725,007	12,997	6,452,543	34.28%
Timothy O’Brien	3,000	190,002	4,273	197,275	1.08%
The Licklider Living Trust Dated May 2, 1986	1,806,346	38,334		1,844,680	10.17%
Andrew L. Turner	4,000			4,000	*
Dennison T. Veru(h)	29,000			29,000	*
Brian J. Collins	55,601			55,601	*
George J. Vasilakos	323,900			323,900	1.79%
All Directors and Executive Officers as a Group (10 persons)(h)	7,936,386	953,343	17,270	8,906,999	46.76%
Millennium(g)	5,370,491			5,370,491	29.68%
Kayne Anderson Capital Advisors, L.P.(e)	793,628	3,500,000		4,293,628	19.88%

 *     Less than 1%

(a) The address of all directors and executive officers is c/o The Sports Club Company, Inc., at 11100 Santa Monica Blvd., Suite 300, Los Angeles, California 90025.

(b) Includes shares for which the named person is considered the owner because:

1.	the named person has sole voting and investment power,

2.	the named persons’ spouse has voting and investment power, or

3.	the shares are held by other members of the named persons’ immediate family.

(c) Includes shares that can be acquired upon conversion of Preferred Stock and shares that can be acquired through stock option exercises through August 9, 2002.

(d) Includes shares issued pursuant to our 401(k) Profit Sharing Plan’s discretionary match.

(e) Effective March 18, 2002, we completed a private placement of our Series B Convertible Preferred Stock to Kayne Anderson Capital Advisors, L.P. and several of their affiliates. The new class of Series B Preferred Stock carries voting rights and is convertible into 3,500,000 shares of our Common Stock, based on an initial conversion price of $3.00 per share. Kayne Anderson is deemed to be the beneficial owner of the shares of Common Stock issuable upon conversion, and maintains its offices at 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.

Upon conversion of the Series B Preferred, the shares of Common Stock will be issuable to the following persons:

Named Person	Shares Held

Kayne Anderson Capital Advisors, L.P.	2,958,334
Ric Kayne	333,333
Charles A. Norris	166,667
Howard Zelikow	33,333
David Shladovsky	8,333

(f) Named persons share voting power pursuant to a voting agreement that requires each party to vote his or her shares in the manner determined by a majority of all holders. The agreement is effective until October 20, 2004, or until terminated by persons holding 66 2/3% of the shares of our Common Stock subject to the agreement. Each of the parties to the voting agreement effectively controls the voting of all shares held by the parties to the agreement, and, under SEC rules, are deemed beneficial owners of the shares subject to the agreement. The total number of shares of our Common Stock held by the parties without giving effect to beneficial ownership resulting from the voting agreement is:

	Shares
	Held	Total Shares Held
Named Person	Directly	(See Above Table)

D. Michael Talla:
Individually	4,925,318
Spouse	30,953
Trusts for two minor children	140,028
Total		5,096,299
Nanette Pattee Francini		256,107
Mark S. Spino		227,969
Philip J. Swain		134,164

All Parties to Voting Agreement		5,714,539

(g) The Millennium shares are held by the following affiliates:

Shares Held

Millennium Partners LLC	2,253,863
Millennium Development Partners L.P.	978,900
MDP Ventures I LLC	72,100
MDP Ventures II LLC	1,440,628
Millennium Entertainment Partners L.P.	625,000

5,370,491

          The address of all such entities is c/o Millennium Partners Management LLC, 1995 Broadway, New York, New York, 10023.

(h) Effective July 9, 2002 Mr. Veru resigned from our Board of Directors.

Description of Transactions With Our Directors, Officers and Principal Stockholders

          From time to time we have entered into transactions with our officers, directors and stockholders. We believe that each of the following transactions has been on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and any of our directors or officers are subject to the approval of the disinterested directors.

          Michael Talla. We have a 50.1% interest in the partnership that owns The Sports Club/ LA in Los Angeles and Mr. Talla beneficially owns the remaining 49.9%. The partnership agreement provides that, on an annual basis, the partners will share in the first $300,000 of the Club’s net cash flow in proportion to their percentage interests. The next $35.0 million of net cash flow will be distributed to us. All distributions of net cash flow thereafter, if any, will be made to the partners in proportion to their percentage interests. Under certain circumstances, we have an option to purchase Mr. Talla’s interest in the partnership for an amount equal to four times the amount of his most recent annual distribution from the partnership.

          As of May 4, 2001, we entered into a sublease for space located at 333 East 60th Street in New York City. Such space is located within the premises including The Sports Club/ LA - Upper East Side. The sublease provides for two five-year renewal options, an initial monthly rent of $125,000, and rental increases of 10% at the end of each five-year period. The subtenant for this lease is Club at 60th Street, Inc., a New York corporation. The president and owner of this corporation is currently an employee of a corporation controlled by Mr. Talla. Mr. Talla has also disclosed to us the possibility that he might acquire an equity interest in Club at 60th Street, Inc.

          Messrs. Talla and Licklider. In September 1999, we sold the property on which the Spectrum Club - Thousand Oaks is located for a sales price of $12.0 million. We entered into a sale and leaseback agreement for the property under a long-term lease with an initial annual base rent of $1.3 million. The Thousand Oaks property consists of the Spectrum Club - Thousand Oaks, a SportsMed facility, unimproved office space, and a parking ramp. We are currently subleasing the Spectrum Club space to another club operator. Mr. Licklider owns an approximate 4.6% interest in the purchaser of the property, and trusts for the benefit of Mr. Talla’s minor children own an approximate 5.2% interest in the purchaser of the property.

          On March 18, 2002, we sold an aggregate of 10,500 shares of Series B Preferred to Kayne Anderson and four affiliates thereof for aggregate offering proceeds of $10,000,000. Certain holders of the Series B Preferred are various investment funds managed by Kayne Anderson. Mr. Talla and Mr. Licklider each hold various personal investments through Kayne Anderson. To the extent that Mr. Talla and/or Mr. Licklider are investors in any fund holding Series B Preferred, they will be excluded from sharing in any increase in fund value attributable to the funds’ investment in the Series B Preferred. (See “Summary of the Series B Private Placement and Series B Preferred” discussed earlier in this Proxy Statement.)

          Kayne Anderson. As part of the sale of Series B Preferred to Kayne Anderson, we agreed that for so long as Kayne Anderson beneficially owns at least 12% of our equity securities (on an “as-converted” basis) they will have the right to designate one member to our Board of Directors. Kayne Anderson has nominated Mr. Charles A. Norris and if the stockholders’ elect Mr. Norris at this year’s Annual Meeting he will serve as the designee of Kayne Anderson pursuant to our agreement.

          Millennium. Millennium is a partner in the Reebok-Sports Club/NY partnership as well as the landlord of the building in which Reebok Sports Club/NY is located. Reebok - Sports Club/ NY partnership pays rent to Millennium in the amount of $2.0 million per year, and the partnership agreement provides for a first priority annual distribution of $3.0 million to Millennium. We are entitled to certain additional priority distributions and 60% of the remaining cash flow. Millennium’s partnership interest entitles them to 20% of such remaining cash flow.

          In June 1997, we issued to Millennium 2,105,263 shares of our Common Stock in exchange for $10.0 million. In December 1997, we sold 625,000 shares of Common Stock to Millennium for $5.0 million. We also granted to Millennium certain registration and preemptive rights regarding its shares. In addition, for so long as Millennium beneficially owns at least 12% of our equity securities, we and certain of our stockholders have agreed to cause a nominee of Millennium to be appointed or elected to the Board of Directors. Pursuant to this agreement, Brian J. Collins, an officer of Millennium, is currently serving as a member of our Board of Directors.

          We have entered into leases with Millennium relating to The Sports Club/ LA - San Francisco, The Sports Club/ LA - Washington, D.C. and The Sports Club/ LA - Boston. On March 27, 2001, the leases were amended, with Millennium’s landlord contribution increasing by $16.5 million in exchange for additional rent payments. In addition, after we receive a management fee equal to 6% of all revenues, an amount equal to our investment in the Club and a 10% - 11% annual return on the investment, Millennium is entitled to receive a percentage of all additional cash flows from each Club as additional rent. Millennium’s percentage of the excess cash flow, as defined, previously was 20% for each of these Clubs. Under the amended lease agreements, their percentage increases to 25% for the Washington and Boston Clubs, and to 60% for the San Francisco Club.

          In consideration of executing a guaranty in favor of Comerica Bank - California (the “Bank”) in connection with the Bank’s renewal of our $15 million credit facility (the “Credit Facility”), Rex A. Licklider, D. Michael Talla and MDP Ventures II, LLC, an affiliate of Millennium, entered into agreements with us as of July 3, 2001, pursuant to which we are obligated to pay an annual commitment fee to each of the guarantors. At our discretion, the 2001 fee was paid in unregistered shares of Common Stock, with each guarantor receiving 15,384 shares. In addition to the commitment fee, we are also obligated to pay each guarantor a usage fee equal to 2% of such guarantor’s pro rata portion of outstanding letters of credit and amounts advanced to us under the Credit Facility. Such usage fee may be paid at our discretion in stock, cash or a combination thereof. It is anticipated that we will renew the Credit Facility and that the Bank will continue to require guarantees. We may be obligated to pay additional fees to compensate the guarantors.

          We are also currently negotiating to secure additional equipment financing. If these loans require guarantees, it is contemplated that we will compensate the guarantors for providing such guarantees.

How Our Stock Has Performed Over the Past Several Years

          The chart below sets forth line graphs comparing the performance of our Common Stock against the AMEX market index and a peer group of six companies.

          The graph shows a comparison of cumulative total returns for the period December 31, 1996 through March 31, 2002, for our Common Stock, all AMEX listed companies and the peer group, each of which assumes an initial value of $100 on December 31, 1996. These indexes are included for comparative purposes only and do not necessarily reflect management’s opinion that such indexes are an appropriate measure of the relative performance of the stock involved. The graph is not intended to forecast or be indicative of possible future performance of our Common Stock.

COMPARISON OF 63 MONTH CUMULATIVE TOTAL RETURN

AMONG THE SPORTS CLUB COMPANY, INC.,
THE AMEX COMPOSITE INDEX AND A PEER GROUP

          The peer group includes:

•	Callaway Golf Company

•	Carnival Corp

•	Bally Total Fitness Holding Corporation

•	Cedar Fair LP, Family Golf Centers, Inc.

•	National Golf Properties, Inc.

•	U.S. Physical Therapy, Inc.

          We believe the peer group is an accurate representation of public entities engaged in the sports and leisure business.

Other Information

The Sports Club Company, Inc.

          This section describes other information that you should read before you vote.

Submission of Stockholder Proposals

          If you want to submit proposals for possible inclusion in our proxy materials for the 2003 Annual Meeting of Stockholders, you must do so on or before March 10, 2003. Our Secretary must receive proposals at her office (11100 Santa Monica Boulevard, Suite 300, Los Angeles, California 90025). It is suggested that any such proposal be submitted by certified mail, return receipt requested.

          If you wish to present a proposal before the 2003 Annual Meeting, but do not wish to have the proposal considered for inclusion in our Proxy Statement and proxy card, you must give written notice to our Secretary at the address noted above. The Secretary must receive such notice by May 26, 2003. If you fail to provide timely notice of a proposal to be presented at the 2003 Annual Meeting, the proxies designated by our Board of Directors will have discretionary authority to vote on such proposal.

Annual Report on Form 10-K

          The 2001 Annual Report is included in this packet. Stockholders may obtain without charge a copy of our Annual Report on Form 10-K, including financial statements and financial statement schedules, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2001, by writing to us, Attn: Investor Relations, 11100 Santa Monica Boulevard, Suite 300, Los Angeles, CA 90025.

By Order of the Board of Directors,

Lois Barberio
Vice President and Secretary

Los Angeles, California

July 13, 2002

2001 Annual Report

Selected Consolidated Financial Data

The Sports Club Company, Inc.

(in thousands, except per share data)

	Fiscal Year Ended December 31,

	1997	1998	1999	2000	2001

Statement of Operations Data:
Revenues	$61,154	$81,923	$87,325	$76,869	$102,044
Operating expenses:
Direct	43,517	56,746	60,528	59,116	88,219
General and administrative	4,972	6,018	6,626	7,298	8,938
Selling	1,635	2,538	2,608	2,915	3,880
Depreciation and amortization	3,919	5,282	6,147	7,408	11,809
Pre-opening expenses			3,090	9,589	5,884
Impairment charge					5,250

Total operating expenses	54,043	70,584	78,999	86,326	123,980

Income (loss) from operations	7,111	11,339	8,326	(9,457)	(21,936)
Other income (expense):
Interest	(3,206)	(1,629)	(5,991)	(6,478)	(13,001)
Minority interests	(22)	(150)	(150)	(150)	(150)
Equity interest in net income of unconsolidated subsidiary	696	880	931
Non-recurring items	(2,025)	(314)	553	(3,242)	397

Total other income (expense)	(4,557)	(1,213)	(4,657)	(9,870)	(12,754)

Income (loss) before income taxes, extraordinary charge and cumulative effect of change in accounting principle	2,554	10,126	3,669	(19,327)	(34,690)
Provision (benefit) for income taxes	1,014	3,971	1,460	(6,940)	3,370

Income(loss) before extraordinary charge and cumulative effect of change in accounting principle	1,540	6,155	2,209	(12,387)	(38,060)
Extraordinary charge from early extinguishment of debt, net of income tax benefit of $1,331		2,173
Cumulative effect of change in accounting principle, net of income tax benefit of $600			899

Net income (loss)	$1,540	$3,982	$1,310	$(12,387)	$(38,060)

Net income (loss) per share:
Basic and Diluted	$0.12	$0.21	$0.07	$(0.70)	$(2.12)

Weighted average number of common shares outstanding:
Basic	12,524	18,603	18,114	17,773	17,939

Diluted	12,683	18,829	18,290	17,773	17,939

	At December 31,

	1997	1998	1999	2000	2001

Balance Sheet Data:
Cash and cash equivalents	$1,581	$2,233	$36,107	$11,059	$1,482
Current assets	4,926	7,043	41,952	20,819	8,281
Restricted cash			41,389	6,996
Property and equipment, net	106,791	135,269	118,959	169,927	170,893
Total assets	131,561	163,757	223,553	222,000	197,208
Deferred membership revenue	9,936	9,953	9,712	12,019	13,670
Current liabilities	26,844	26,199	23,833	27,736	39,500
Long-term debt including current installments	50,798	37,441	103,887	110,331	115,491
Stockholders’ equity	58,477	104,539	97,687	85,791	48,084

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Sports Club Company, Inc.

Overview

          The following discussion should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere herein. The Spectrum Club - Manhattan Beach was accounted for under the equity method of accounting until December 1999, when we sold all of our Spectrum Clubs.

          In January 1999 the Spectrum Club - Fountain Valley was leased to another health and fitness operator and in April 1999 the Spectrum Club - Santa Ana was sold. The remaining Spectrum Clubs were sold in December 1999. The Sports Club/LA - Rockefeller Center, The Sports Club/ LA - Upper East Side in New York and The Sports Club/ LA - Washington D.C., opened in February 2000, September 2000 and October 2000, respectively. The Sports Club/LA - Boston and The Sports Club/LA - San Francisco opened in September 2001 and October 2001, respectively. Seasonal factors have not had a significant effect on our operating results.

          As a result of the sale of the Spectrum Clubs in 1999, the opening of The Sports Club/LA at five new locations during 2000 and 2001 and the high level of pre-opening expenses associated with these new Clubs, results for the years ended December 31, 2001, 2000 and 1999, are not necessarily indicative of results we expect in future periods.

Results of Operations

          Fiscal 2001 compared to fiscal 2000. Our revenues for the year ended December 31, 2001, were $102.0 million, compared to $76.9 million in 2000, an increase of $25.1 million or 32.8%. Revenue increased by $5.6 million as a result of the opening of The Sports Club/LA - Boston in September 2001 and The Sports Club/LA - San Francisco in October 2001. Revenue increased by $20.2 million as a result of membership growth and a full twelve months of operating activities at the three new Sports Clubs opened in 2000. Revenue decreased by $663,000 at our existing Sports Clubs and SportsMed subsidiary. The revenue decrease at our existing Sports Clubs and SportsMed was the result of a $1.0 million decrease in our retail product sales. During 2001 we decided to exit the retail business and have now sublet these spaces to outside operators. We also experienced a decrease in our food and beverage revenues due to curtailing the restaurant operating hours at Reebok Sports Club/NY. These decreases were offset by higher membership dues because of rate increases. Existing Club revenues also decreased by $381,000 due to decreased rent revenue resulting from the sale of the Spectrum Club - Fountain Valley real estate in December 2000 and by $282,000 due to decreases in other miscellaneous revenues.

          Our direct operating expenses increased by $29.1 million to $88.2 million in the year ended December 31, 2001, versus $59.1 million for the year ended December 31, 2000. Direct operating expenses increased by $6.5 million, due to the opening of The Sports Club/LA - Boston and The Sports Club/LA - San Francisco, by $21.6 million as a result of membership growth and a full twelve months of operating activities at the three new Sports Club/LA Clubs opened in 2000 and by $1.0 million at our existing Sports Clubs and SportsMed. The increase in direct expenses at our existing Sports Clubs and SportsMed was due to increased payroll and payroll related expenses of $1.0 million, increased utility expenses of $254,000 and a decrease in other operating expenses of $263,000. Direct operating expenses as a percent of revenue for the year ended December 31, 2001 increased to 86.4% from 76.9% for the year ended December 31, 2000. The increase in the direct operating expense percentage was due to the impact of significant fixed costs at our five new Clubs opened in 2000 and 2001. As membership levels and revenue ramp up at the new Clubs opened in 2000 and 2001, the direct operating expense percentage should decrease.

          Our general and administrative expenses were $8.9 million for the year ended December 31, 2001, compared to $7.3 million for the year ended December 31, 2000, an increase of $1.6 million or 22.5%. Our general and administrative costs increased by $1.0 million due to increased legal fees incurred regarding the various legal matters we were involved in during 2001. Several of these legal matters settled during 2001 and legal fees should decrease significantly in 2002. General and administrative costs increased by $1.4 million due to a decrease in support service reimbursements we received in 2000 for managing the Spectrum Clubs and lower capitalization of salaries and wages on Clubs under development. General and administrative costs decreased by $556,000 due to a decrease in corporate office salaries and payroll related costs and by $254,000 due to a decrease in travel and entertainment costs. General and administrative costs increased by $238,000 due to an increase in our corporate office rent and decreased by $183,000 primarily due to decreases in our supplies and outside service costs. General and administrative costs decreased as a percentage of revenue to 8.8% in 2001 from 9.5% in 2000. We believe that general and administrative costs should continue to decrease as a percentage of future revenues, as we expand and achieve economies of scale. There is no assurance, however, that said expansion or economies of scale will be achieved.

          Our selling costs were $3.9 million in the year ended December 31, 2001, compared to $2.9 million in the year ended December 31, 2000, an increase of $1.0 million or 33.1%. The increase in selling costs was the result of increased advertising and promotion efforts at the five new Clubs opened in 2000 and 2001. Selling costs as a percentage of revenue stayed flat at 3.8% in 2000 and 2001. We believe that selling costs as a percentage of future revenues will decrease as we expand and achieve economies of scale. There is no assurance, however, that said expansion or economies of scale will be achieved.

          Our depreciation and amortization expenses were $11.8 million for the year ended December 31, 2001, versus $7.4 million for the year ended December 31, 2000. Depreciation and amortization increased by $3.5 million, at the three Sports Clubs opened in 2000, primarily due to a full twelve months of operating activity at these new Clubs in 2001. Depreciation and amortization increased by $276,000 as a result of the opening of The Sports Club/LA - Boston and The Sports Club/LA - San Francisco in 2001. Depreciation increased by $209,000 at our existing Sports Clubs and SportsMed as a result of capital additions made at these facilities in 2000 and 2001 and by $458,000 due to the start of depreciation related to our recently installed membership accounting software.

          Pre-opening expenses were $5.9 million for the year ended December 31, 2001, versus $9.6 million for the year ended December 31, 2000. Pre-opening expenses by Club during the year ended December 31, 2001 were $2.9 million at The Sports Club/LA - San Francisco, $2.6 million at The Sports Club/LA - Boston and $400,000 related to a potential Club site in Lake Success, New York. Pre-opening expenses by Club during the year ended December 31, 2000 were $3.6 million at The Sports Club/LA - Upper East Side, $3.2 million at The Sports Club/LA - Washington D.C., $1.8 million at The Sports Club/LA -Rockefeller Center, $725,000 at The Sports Club/LA - Boston, $155,000 at The Sports Club/LA - San Francisco and $125,000 at other possible Sports Clubs in the pre-development stage.

          We incurred impairment charges in 2001 of $5.3 million. These charges consisted of a $3.3 million impairment charge related to the write down of fixed assets at The Sports Club/ Las

Vegas and a $2.0 million impairment charge related to the write down of goodwill at our SportsMed subsidiary. The fair value of the fixed assets at The Sports Club/ Las Vegas was based upon the actual value received for the Club when it was sold on January 31, 2002. The estimated fair value of SportsMed’s goodwill is based upon management’s estimate of the value of this subsidiary.

          We incurred net interest expense of $13.0 million in the year ended December 31, 2001, versus $6.5 million in the year ended December 31, 2000, an increase of $6.5 million. Net interest expense increased by $3.3 million due to a reduction in interest capitalized on Sports Clubs under development, by $2.3 million due to a reduction in interest earned on invested cash balances, by $362,000 due to increased interest expense on new equipment financing loans, by $254,000 due to interest expense incurred on prior years’ sales tax audits and by $279,000 due to increased interest expense related to advances on our bank credit facility.

          We had non-recurring income of $397,000 in the year ended December 31, 2001, versus non-recurring charges of $3.2 million for the year ended December 31, 2000. The non-recurring income in 2001 is the result of the reversal of accrued interest expense related to the settlement of the Park Place Entertainment Corporation litigation. As part of the settlement we are no longer required to pay the accrued interest due on the note payable. The non-recurring charges in 2000 consisted of a $1.5 million charge for attorney’s fees and settlement costs related to a class action lawsuit against The Sports Club/LA -Los Angeles, a $1.0 million charge to reflect the loss on the sale of the former Spectrum Club - Fountain Valley real estate and a $749,000 charge to adjust the carrying value of our real estate located in Houston, Texas that is currently for sale.

          We chose not to record any income tax benefit in 2001. The income tax provision of $3.4 million for 2001 is related to the establishment of a valuation allowance against our deferred tax assets that were recorded prior to January 1, 2001 and an accrual for any current state income taxes due. After the 2001 income tax provision of $3.4 million, our net loss was $38.1 million or $2.12 per basic and diluted share. Our effective federal and state income tax rate was 35.9% for the year ended December 31, 2000, resulting in a net tax benefit of $6.9 million and in a net loss of $12.4 million or $0.70 per basic and diluted share. In the fourth quarter of 2001, we determined, based on year to date operating results and projections for the next three years, that it is more likely than not that future taxable income will be insufficient to utilize our deferred tax assets. As a result of this determination, we ceased recording any deferred tax benefit related to our taxable losses and, in the fourth quarter of 2001, we recorded a valuation allowance of $17,381,000 to offset our net deferred tax assets.

          Fiscal 2000 compared to fiscal 1999. Our revenues for the year ended December 31, 2000, were $76.9 million, compared to $87.3 million in 1999, a decrease of $10.4 million or 12.0%. Revenue decreased by $25.2 million as a result of the sale of the Spectrum Clubs and increased by $9.4 million as a result of the opening of The Sports Club/LA - Rockefeller Center, The Sports Club/LA - Upper East Side and The Sports Club/LA - Washington D.C. Revenue increased by $5.4 million at our existing Sports Clubs and SportsMed due to increases in membership dues and ancillary services, and to the increase of the membership base at Reebok Sports Club/NY.

          Our direct operating expenses decreased by $1.4 million to $59.1 million in the year ended December 31, 2000, versus $60.5 million for the year ended December 31, 1999. Direct operating expenses decreased by $18.8 million as a result of the sale of the Spectrum Clubs and increased by $13.9 million as a result of the opening of The Sports Club/LA - Rockefeller Center, The Sports Club/LA - Upper East Side and The Sports Club/LA - Washington D.C. Direct operating expenses increased by $3.5 million at our existing Sports Clubs and SportsMed primarily due to variable expenses associated with the revenue increase at these Clubs and our SportsMed subsidiary.

Direct operating expenses as a percent of revenue for the year ended December 31, 2000 increased to 76.9% from 69.3% for the year ended December 31, 1999. The increase in the direct operating expense percentage was due to significant fixed costs at our new Clubs and the lower membership levels at opening. As revenue ramps up at the three new Sports Clubs/ LA opened in 2000, the direct operating expense percentage at these Clubs should decrease. Direct operating expenses as a percent of revenue on a mature same Club basis for the year ended December 31, 2000 was 67.4%, compared to 67.6% for the year ended December 31, 1999.

          Our general and administrative expenses were $7.3 million in the year ended December 31, 2000, compared to $6.6 million for the year ended December 31, 1999, an increase of $672,000 or 10.1%. The increase in general and administrative expenses is associated with the opening of The Sports Club/LA -  Rockefeller Center, The Sports Club/LA - Upper East Side and The Sports Club/LA - Washington D.C. and to increases in our corporate infrastructure related to our planned expansion of the Sports Clubs/ LA in 2000 and in 2001. General and administrative costs increased as a percentage of revenue to 9.5% in 2000 from 7.6% in 1999.

          Selling costs increased by $307,000 to $2.9 million in the year ended December 31, 2000, versus $2.6 million for the year ended December 31, 1999. There was a $1.2 million decrease in selling expenses as a result of the sale of the Spectrum Clubs and a $1.1 million increase in selling expenses associated with the opening of The Sports Club/LA - Rockefeller Center, The Sports Club/LA - Upper East Side and The Sports Club/LA - Washington D.C. Selling expenses increased by $400,000 at our existing Sports Clubs and SportsMed due to increased marketing efforts. Selling costs increased as a percentage of revenue to 3.8% in 2000 from 3.0% in 1999.

          Our depreciation and amortization expenses were $7.4 million for the year ended December 31, 2000, versus $6.1 million for the year ended December 31, 1999. A decrease of $2.0 million resulted from the sale of the Spectrum Clubs and an increase of $3.0 million resulted from the opening of The Sports Club/LA - Rockefeller Center, The Sports Club/LA - Upper East Side and The Sports Club/LA - Washington D.C. An increase of $242,000 occurred at our other Sports Clubs and SportsMed as a result of capital additions made at these facilities in 1999 and 2000.

          Pre-opening expenses were $9.6 million for the year ended December 31, 2000, versus $3.1 million for the year ended December 31, 1999. Pre-opening expenses by Club during the year ended December 31, 2000 were $1.8 million at The Sports Club/LA - Rockefeller Center, $3.6 million at The Sports Club/LA -  Upper East Side, $3.2 million at The Sports Club/LA - Washington D.C., $725,000 at The Sports Club/LA - Boston, $155,000 at The Sports Club/LA -San Francisco and $125,000 at other possible Sports Clubs in the pre-development stage. Pre-opening expenses by Club during the year ended December 31, 1999 were $1.3 million at The Sports Club/LA - Upper East Side, $1.1 million at The Sports Club/LA - Rockefeller Center and $724,000 at Spectrum Clubs in the pre-opening stage.

          We incurred net interest expense of $6.5 million in the year ended December 31, 2000, versus $6.0 million in the year ended December 31, 1999, an increase of $487,000. Net interest expense increased by $3.1 million as a result of the issuance of $100.0 million of Senior Secured Notes on April 1, 1999. Net interest expense decreased by $1.1 million due to interest capitalized on Sports Clubs under development and by $672,000 due to interest earned on cash balances. Net interest expense also decreased by $818,000 due to the retirement of debt with a portion of the proceeds from the issuance of the Senior Secured Notes and the sale of the Spectrum Clubs.

          Equity interest in net income of an unconsolidated subsidiary was $931,000 in the year ended December 31, 1999. This amount reflected our investment in the Spectrum Club-Manhattan Beach, which was sold in December 1999.

          We incurred non-recurring charges of $3.2 million in the year ended December 31, 2000, versus a non-recurring gain of $553,000 for the year ended December 31, 1999. The non-recurring charges in 2000 consisted of a $1.5 million charge for attorney’s fees and settlement costs related to a class action lawsuit against The Sports Club/LA - Los Angeles, a $1.0 million charge to reflect the loss on the sale of the former Spectrum Club - Fountain Valley real estate and a $749,000 charge to adjust the carrying value of our real estate located in Houston, Texas that is currently for sale. The non-recurring gain in 1999 relates to the disposition of the Spectrum Clubs.

          In the year ended December 31, 1999, we incurred a charge from a cumulative effect of change in accounting principle, net of applicable taxes, of $899,000. This charge is associated with the write-off of pre-opening expenses incurred and capitalized prior to January 1, 1999.

          Our effective federal and state income tax rate was 35.9% for the year ended December 31, 2000 and 39.8% for the year ended December 31, 1999, resulting in a net loss of $12.4 million for the year ended December 31, 2000, and in net income of $1.3 million for the year ended December 31, 1999. Basic and diluted net income/(loss) per share was ($0.70) in 2000 and $.07 in 1999.

          Pro forma fiscal 2000 compared to fiscal 1999. During the fiscal year ended December 31, 1999, we sold or disposed of all of our Spectrum Clubs (See Note 3 to Consolidated Financial Statements). Below is a discussion of the results of operations for the year ended December 31, 2000, versus the unaudited pro forma results of operations for the year ended December 31, 1999, assuming the sale of the Spectrum Clubs occurred on January 1, 1999. The purpose of the pro forma condensed consolidated statement of operations is to present what our operating results might have been for the year ended December 31, 1999, had the sale of the Spectrum Clubs occurred on January 1, 1999. However, the pro forma condensed consolidated statement of operations for the year ended December 31, 1999, does not purport to and does not represent what our actual results of operations would have been had the Spectrum Club sale been completed on January 1, 1999. Moreover, the pro forma consolidated condensed statement of operations for the year ended December 31, 1999, does not purport to be a projection of our results of operations either for the current period or for any future periods and therefore should not be relied upon to project future operating results. Operating results can be affected by a number of circumstances the nature and effect of which cannot be predicted.

          Our revenues for the year ended December 31, 2000, were $76.9 million compared to pro forma revenues of $62.2 million for the year ended December 31, 1999, an increase of $14.7 million. Revenue for the year ended December 31, 2000 increased by $9.4 million due to the opening of The Sports Club/LA -  Rockefeller Center in February 2000, The Sports Club/LA - Upper East Side in September 2000 and The Sports Club/LA - Washington D.C. in October 2000. The remaining increase in revenue for the year ended December 31, 2000 is due to increases in membership dues and ancillary services at the other Sports Clubs and SportsMed, and the maturation of the membership base at Reebok Sports Club/NY.

          Operating expenses for the year ended December 31, 2000, were $86.3 million compared to pro forma operating expenses of $56.0 million for the year ended December 31, 1999, an increase of $30.3 million. Operating expenses for the year ended December 31, 2000 increased by $18.0 million due to the opening of The Sports Club/LA - Rockefeller Center in February 2000, the opening of The Sports Club/LA - Upper East Side in September 2000 and the opening of The Sports Club/LA - Washington D.C. in October 2000; $7.2 million due to the recognition of pre-opening expenses at The Sports Club/LA Clubs under development at several locations; $4.4 million due to increased operating expenses associated with our increased revenues at existing Sports Clubs and SportsMed; and $700,000 as a result of increased selling, general and administrative expenses associated with the necessary increase in our corporate infrastructure related to our planned development of additional Sports Club/LA Clubs in 2000 and 2001.

          Other expenses for the year ended December 31, 2000 were $9.9 million compared to pro forma other expenses of $2.3 million for the year ended December 31, 1999. The increase in other expenses of $7.6 million was due to increased net interest expense of $4.3 million, mainly associated with our $100.0 million Senior Secured Notes issued in April 1999, and to non-recurring charges of $3.3 million. The non-recurring charges in 2000 consisted of a $1.5 million charge for attorney’s fees and settlement costs related to a class action lawsuit against The Sports Club/LA - Los Angeles, a $1.0 million charge to reflect the loss on the sale of the former Spectrum Club - Fountain Valley real estate and a $749,000 charge to adjust the carrying value of our real estate located in Houston, Texas that is currently for sale.

          In the year ended December 31, 1999, we incurred a pro forma charge from a cumulative effect of change in accounting principle, net of applicable taxes, of $221,000. This charge is associated with the write off of pre-opening expenses incurred and capitalized prior to January 1, 1999. Our net loss for the year ended December 31, 2000 was $12.4 million, or $.70 per diluted share, compared to pro forma net income of $2.0 million, or $.11 per diluted share for the year ended December 31, 1999.

Liquidity and Capital Resources

          Cash and Credit Availability. On December 31, 2001, our cash balance was $1.5 million. Our bank credit facility is a $15.0 million credit agreement with a maturity date of May 31, 2002. Advances under our credit facility bear interest at a variable rate of LIBOR plus 2 1/4% or the Bank’s prime rate (4 3/4% at December 31, 2001). Under the terms of the Indenture (defined below), we are currently allowed to increase our existing bank facility by $5.0 million. At December 31, 2001, $8.5 million of cash advances were outstanding under this credit facility and $6.2 million was utilized in the form of outstanding letters of credit, leaving $300,000 available for future borrowings. The credit agreement requires us to maintain certain Tangible Net Worth, Total Liabilities to Tangible Net Worth and EBITDA covenants. At December 31, 2001, we were not in compliance with some of these covenants. Our bank has issued a waiver of these covenants through May 31, 2002. We are in discussions with the bank to renew the credit facility through May 31, 2003 and revise the covenants.

          On April 1, 1999, we issued in a private placement $100 million of 11 3/4% Senior Secured Notes due in March 2006 (the “Senior Secured Notes”), with interest due semi-annually. The Senior Secured Notes were issued pursuant to the terms of the indenture dated April 1, 1999 (the “Indenture”). The Senior Secured Notes are secured by substantially all of our assets, other than certain excluded assets. The Indenture includes certain covenants that restrict our ability to: (i) incur additional indebtedness; (ii) pay dividends or other distributions, or repurchase capital stock or other equity interests or subordinated indebtedness; and (iii) make certain investments. The Indenture also limits our ability to: (i) enter into transactions with affiliates; (ii) create liens on or sell certain assets; and (iii) enter into mergers and consolidations.

          The Indenture allows us to incur up to $10.0 million of equipment financing obligations. At December 31, 2001, we had $6.0 million outstanding and would be allowed to finance an additional $4.0 million with our equipment serving as collateral. We have recently been able to secure only $300,000 of new equipment financing.

          In January 2002, we sold The Sports Club/ Las Vegas which brought us net proceeds of $6.2 million. In March 2002, we completed the sale of $10.5 million in Preferred Stock. The terms of the Preferred Stock issuance are discussed in Note 15. We currently own real estate in Houston, Texas. The Houston property was acquired in 1998 with the intention of building The Sports Club/ LA - Houston on the site. We have decided to sell the Houston property, which is currently in escrow. Escrow was scheduled to close on March 29, 2002, with the remaining purchase price of $2.5 million to be paid to us at that time. The buyer was unable to complete the transaction on that date and we are currently negotiating with the buyer to extend the closing date. The buyer’s ability to close this transaction is dependent upon its receiving debt or equity financing. In the 4th quarter of 2000 we wrote down the value of the real estate to its net realizable value and at December 31, 2001, there had been no further impairment of the value of this real estate.

          Operating Cash Flow. During the year ended December 31, 2001, our operations generated $12.0 million of cash flow before pre-opening expenses and interest payments. We incurred $5.9 million in pre-opening expenses for The Sports Club/ LA - Boston and The Sports Club/ LA - San Francisco and made interest payments of $12.1 million, resulting in a net $6.0 million of cash used in operating activities.

          All our mature Sports Clubs (Clubs open at least three years) currently generate positive cash flow from operations. Newly developed Clubs tend to achieve significant increases in revenues until a mature membership level is reached. In the past, recently opened Clubs that have not yet achieved mature membership levels have operated at a loss or at only a slight profit as a result of fixed expenses that, together with variable operating expenses, approximate or exceed membership fees and other revenue. As a result of opening three Clubs in 2000 and two Clubs in 2001, our consolidated operating cash flows, for the years ended December 31, 2001 and 2000, were negative. We expect this trend to continue until the newly opened Clubs generate positive cash flows. The time period necessary to achieve positive cash flows is dependent upon the membership levels and amount of fixed costs. Historically, it may take two years before a new Club achieves positive cash flow. Our ability to generate positive cash flow from operating activities is dependent upon increasing membership levels at these Clubs and we cannot offer any assurance that we will be successful in these efforts.

          New Club Developments. In 2000 we completed construction of The Sports Club/LA at three new sites. As of December 31, 2001, approximately $757,000 of construction costs remain unpaid on these developments.

          We have entered into lease agreements with Millennium Entertainment Partners and/or its affiliates (collectively “Millennium”) with respect to the development of The Sports Club/LA locations in San Francisco and Boston. Millennium owns approximately 29.7% of our outstanding Common Stock. Our portion of the remaining aggregate development and equipment costs for these Clubs is currently estimated to be approximately $2.5 million. The Sports Club/LA in Boston and San Francisco opened in September 2001 and October 2001, respectively.

          Other Capital Requirements. In connection with our acquisition of the rights to develop The Sports Club/ LA - Upper East Side, we issued a note for $2.7 million to the seller. The note required two equal principal payments in April 1999 and April 2000. These payments were not made because we believed that we had various claims against the seller relating to the repair and refurbishing of the property, which offset the money owed on the note. We reached an agreement in April 2001, with the holder to pay an aggregate of $2,350,000. Six remaining monthly installments of $112,000 are required through June 2002 with a final payment of $294,000 due in July 2002. As of December 31, 2001, we have made all scheduled payments required by the settlement and have a remaining balance due of $963,000.

          In addition to the development projects described above, we incur capital expenditures for normal replacement of fitness equipment and updating Clubs. Equipment financing and operating cash flow have historically funded these expenditures. While capital expenditures may fluctuate from time to time, we generally expect to spend approximately 2% to 4% of revenues on facility and equipment upgrades and replacements. We expect to soon start construction of a restaurant/café at The Sports Club/LA - Upper East Side at an estimated cost of approximately $500,000. We also expect to spend approximately $828,000 during the next 12 months to upgrade our management information systems and enhance our disaster recovery capabilities.

          Our net proceeds from the sale of the Spectrum Clubs were approximately $38.0 million. To the extent the net proceeds were not reinvested in assets related to our business before December 3, 2000, the Indenture requires us to make an excess proceeds offer and apply the unused net proceeds to retire Senior Secured Notes, unless the remaining net proceeds are less than $10.0 million. At December 3, 2000, the remaining excess proceeds were below the $10.0 million threshold and therefore no excess proceeds offer under the Indenture was required to be made. To the extent we sell additional assets, such as our real estate in Houston, the proceeds from those sales would also be subject to the excess proceeds provision of the Indenture. We do not expect to be required to make an excess proceeds offer after the sale of The Sports Club/ Las Vegas and the Houston real estate.

          Summary. During 2001, we incurred significant operating losses that have impacted our liquidity. Our EBITDA during 2001 was approximately $1.0 million. This amount was significantly lower than the cash required to pay our annual interest costs and to fund routine capital expenditures. We also incurred large capital expenditures during 2001 to complete construction of our new Clubs. As a result, our cash balance decreased by $9.6 million and our net borrowings increased by $5.5 million during the year. We are projecting significantly higher EBITDA levels in 2002 and beyond as our newer Clubs mature, but there can be no assurance that the EBITDA at these newer Clubs will increase to a level sufficient to cover the cost structure associated with operating the Clubs.

          We sold The Sports Club/ Las Vegas in January 2002 which generated net proceeds of $6.2 million. We also completed the sale of $10.5 million in Preferred Stock. We are in discussions with the bank to renew the credit facility that expires on May 31, 2002 for another year. As part of the negotiation process, new covenants will be established that, in our estimation, we will be in compliance with as of the date of the renewal. Comerica Bank has waived our breach of the covenants that were in default as of December 31, 2001 through the date of the renewal. The terms of the Comerica Bank agreement are described in Note 6. If we are unable to renew the Comerica Bank facility, we would seek replacement financing.

          We are currently in the process of disposing of other assets that are not within the core operations of our strategy to operate high-end sports and fitness Clubs that are described as “urban country clubs.” As part of this strategy, we are currently negotiating for the sale of undeveloped land in Houston originally acquired for a Sports Club site. The estimated net proceeds of approximately $2.5 million will be added to working capital.

          We operate in a highly capital intensive industry and are heavily leveraged. Our Clubs are upscale and capital improvements are regularly needed to retain the upscale nature and presentation of the Clubs. A deterioration in the quality of the Clubs can lead to reduction in membership levels and lower revenues. We estimate that expenditures of between 2% and 4% of revenues, depending on the age of the Club, will be necessary to maintain the quality of the Clubs to our satisfaction.

          Our debt position is also significant. Semi-annual interest payments on the Senior Secured Notes are approximately $5.6 million with the Notes maturing in March 2006.

          In addition to amounts necessary to pay for our operating expenses, $11.4 of annual interest costs on our Senior Secured Notes and routine capital expenditures we have the following capital commitments in 2002:

$’s in thousands
Remaining construction costs of new Clubs	$3,757
Information system upgrades	828
Principal payments on long-term debt	2,944

$7,529

          Although no assurances can be given, we expect that the actions taken to date with the sale of The Sports Club/ Las Vegas, the Preferred Stock sale, the anticipated renewal of the Comerica Bank facility or replacement financing and the proposed divestitures of other assets will enable us to successfully meet our obligations through December 31, 2002.

          Until such time as our new Clubs are generating sufficient cash flows to finance anticipated operating expenses and until we (i) make the final construction payments on recently opened Clubs, (ii) fund capital expenditures and (iii) meet our debt service obligations, we will need to renew and utilize our bank credit facility, sell additional assets or offer equity securities (subject to the restriction and limitations on such transactions in the Indenture). We are in discussions with the bank to renew the credit facility and, although we believe we will be able to do so, there is no assurance that we will successfully complete these negotiations or be able to find replacement financing. There is also no assurance that we will be able to raise additional funds through an equity offering, asset sale or other transactions, or that any such transaction or arrangement would be on terms reasonable to us. Any restructuring of our Company may have a material adverse effect on our operations and financial results.

          Additional funds will be required to undertake any future acquisitions or the development of additional new Clubs. We would consider entering into joint ventures, partnership agreements or management agreements (subject to the restrictions and limitations on such transactions in the Indenture) for the purpose of developing new Clubs, but only if such arrangements would generate additional cash flow or further enhance The Sports Club/LA brand name in the market place.

Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base these estimates and assumptions upon historical experience and existing, known circumstances. Actual results could differ from those estimates. Specifically, we must make estimates in the following areas:

          Revenue Recognistion. We receive initiation fees and monthly membership dues from our members. Substantially all of our members join on a month-to-month basis and can therefore cancel their membership at any time. Initiation fees and related direct expenses, primarily sales commissions, are deferred and recognized, on a straight line basis, over an estimated membership period of between two and one half and three years. Dues that are received in advance are recognized on a pro-rated basis over the periods in which services are to be provided. Reserves are recorded against the receivables of our SportsMed subsidiary at the time the services are provided.

          Allowance for doubtful accounts. We provide a reserve against our receivables for estimated losses that may result from our customers’ inability to pay. We determine the amount of the reserve by analyzing known uncollectible accounts, economic conditions and historical losses and the customer’s creditworthiness. Our policy is to reserve for all accounts with aged balances greater than one year. The likelihood of a material loss from this area is minimal due to our limited exposure to credit risk.

          Valuation of goodwill, intangible and other long-lived assets. We periodically assess the impairment of our long-lived assets which require us to make assumptions and judgments regarding the carrying value of these assets. The assets are considered to be impaired if we determine that the carrying value may not be recoverable based upon our assessment of the following events or changes in circumstances:

•	The asset’s ability to continue to generate income from operations and positive cash flow in future periods,

•	Any volatility or significant decline in our stock price and market capitalization compared to our net book value,

•	Significant changes in our strategic business objectives and utilization of the assets, or

•	The impact of significant negative industry or economic trends.

          If the assets are considered to be impaired, the impairment we recognize is the amount by which the carrying value of the assets exceeds the fair value of the assets. In addition, we base the useful lives and related amortization or depreciation expense on our estimate of the period that the assets will generate revenues or otherwise be used by us. If a change were to occur in any of the above mentioned factors or estimates, the likelihood of a material change in our reported results would increase.

          Litigation reserves. Estimated amounts for claims that are probable and can be reasonably estimated are recorded as liabilities in the consolidated balance sheets. The likelihood of a material change in these estimated reserves would be dependent on new claims as they may arise and the favorable or unfavorable outcome of the particular litigation. Both the amount and range of loss on the remaining pending litigation is uncertain. As such, we are unable to make a reasonable estimate of the liability that could result from unfavorable outcomes in litigation. As additional information becomes available, we will assess the potential liability related to our pending litigation and revise our estimates. Such revisions in our estimates of the potential liability could materially impact our results of operations and financial position.

          Valuation of deferred income taxes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The likelihood of material change in our expected realization of these assets depends on future taxable income, our ability to deduct tax loss carry forwards against future taxable income, the effectiveness of our tax planning and strategies among the various tax jurisdictions in which we operate and any significant changes in the tax laws. In March 2002, a new law was passed enabling net operating loss carry forwards incurred during 2001 to be carried back to the tax years 1995, 1996 and 1997. This will result in our receiving up to approximately $900,000 in refunds of prior taxes paid. These amounts will be recorded in the first quarter of fiscal 2002.

Forward Looking Statements

          From time to time we make “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include the words “may,” “will,” “estimate,” “continue,” “believe,” “expect” or “anticipate” and other similar words. The forward-looking statements generally appear in the material set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” but may be found in other locations as well. Forward-looking statements may also be found in our other reports filed with the Securities and Exchange Commission and in our press releases and other statements. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, such plans or objectives may not be achieved. Actual results may differ from projected results due to unforeseen developments, including developments relating to the following:

•	the availability and adequacy of our cash flow and financing facilities for our requirements, including payment of the Senior Secured Notes,

•	our ability to attract and retain members, which depends on competition, market acceptance of new and existing sports and fitness clubs and services, demand for sports and fitness club services generally and competitive pricing trends in the sports and fitness market,

•	our ability to successfully develop new sports and fitness clubs,

•	disputes or other problems arising with our development partners or landlords,

•	changes in economic, competitive, demographic and other conditions in the geographic areas in which we operate, including business interruptions resulting from earthquakes or other causes,

•	competition,

•	changes in personnel or compensation, and

•	changes in statutes and regulations or legal proceedings and rulings.

          We will not update forward-looking statements even though our situation may change in the future.

Consolidated Balance Sheets

The Sports Club Company, Inc.

December 31, 2000 and 2001
(in thousands, except share amounts)

ASSETS

	2000	2001

Current assets:
Cash and cash equivalents	$11,059	$1,482
Accounts receivable, net of allowance for doubtful accounts of $671 and $318 at December 31, 2000 and 2001, respectively	3,625	4,840
Inventories	2,854	1,225
Other current assets	3,281	734

Total current assets	20,819	8,281
Property and equipment, net	169,927	170,893
Costs in excess of net assets acquired, less accumulated amortization of $2,037 and $2,531 at December 31, 2000 and 2001, respectively	15,296	12,794
Restricted cash	6,996
Other assets, net	8,962	5,240

	$222,000	$197,208

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of notes payable and capitalized lease obligations	$4,742	$11,449
Accounts payable	1,926	3,028
Accrued liabilities	9,049	11,353
Deferred membership revenues	12,019	13,670

Total current liabilities	27,736	39,500
Notes payable and capitalized lease obligations, less current installments	105,589	104,042
Deferred lease obligations	2,284	4,982
Minority interest	600	600

Total liabilities	136,209	149,124
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 40,000,000 shares authorized; 21,052,717 and 21,060,717 shares issued at December 31, 2000 and 2001, respectively	211	211
Additional paid-in capital	102,743	102,764
Accumulated deficit	(1,421)	(39,481)
Treasury stock, at cost, 3,156,074 and 3,045,360 shares at December 31, 2000 and 2001, respectively	(15,742)	(15,410)

Net stockholders’ equity	85,791	48,084

	$222,000	$197,208

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations

The Sports Club Company, Inc.

Three-Year Period Ended December 31, 2001 (in thousands, except per share amounts)

	1999	2000	2001

Revenues	$87,325	$76,869	$102,044
Operating expenses:
Direct	60,528	59,116	88,219
General and administrative	6,626	7,298	8,938
Selling	2,608	2,915	3,880
Depreciation and amortization	6,147	7,408	11,809
Pre-opening expenses	3,090	9,589	5,884
Impairment charges			5,250

Total operating expenses	78,999	86,326	123,980

Income (loss) from operations	8,326	(9,457)	(21,936)
Other income (expense):
Interest, net	(5,991)	(6,478)	(13,001)
Minority interests	(150)	(150)	(150)
Equity interest in net income of unconsolidated subsidiary	931
Non-recurring items	553	(3,242)	397

Income (loss) before income taxes and cumulative effect of change in accounting principle	3,669	(19,327)	(34,690)
Provision (benefit) for income taxes	1,460	(6,940)	3,370

Income (loss) before cumulative effect of change in accounting principle	2,209	(12,387)	(38,060)
Cumulative effect of change in accounting principle, net of income tax benefit of $600	899

Net income (loss)	$1,310	$(12,387)	$(38,060)

Income (loss) per share before cumulative effect of change in accounting principle:
Basic and Diluted	$0.12	$(0.70)	$(2.12)

Effect of cumulative effect of change in accounting principle:
Basic and Diluted	$(0.05)	$--	$--

Net income (loss) per share:
Basic and Diluted	$0.07	$(0.70)	$(2.12)

Weighted average number of common shares outstanding:
Basic	18,114	17,773	17,939

Diluted	18,290	17,773	17,939

See accompanying notes to consolidated financial statements.

Consolidated Statement of Stockholders’ Equity

The Sports Club Company, Inc.

Three-Year Period Ended December 31, 2001 (in thousands)

				Retained
	Common Stock		Additional	Earnings	Treasury Stock
			Paid-in	(Accum.)
	Shares	Amount	Capital	(Deficit)	Shares	Amount

Balance, January 1, 1999	20,897	$209	$102,361	$9,656	1,259	$(7,687)
Net income				1,310
Treasury stock repurchased					1,975	(8,357)
Reissuance of treasury stock for employee stock plans					(39)	153
Exercise of employee stock options	2		7
Issuance of common stock to outside directors	8		35

Balance, December 31, 1999	20,907	209	102,403	10,966	3,195	(15,891)
Net loss				(12,387)
Reissuance of treasury stock for employee stock plans					(39)	149
Exercise of employee stock options	25		61
Issuance of common stock to outside directors	6		20
Issuance of common stock for 1997 business acquisiton	115	2	259

Balance, December 31, 2000	21,053	211	102,743	(1,421)	3,156	(15,742)
Net loss				(38,060)
Reissuance of treasury stock for employee stock plans					(65)	181
Reissuance of treasury stock for loan guarantee fee					(46)	151
Exercise of employee stock options	2		5
Issuance of common stock to outside directors	6		16

Balance, December 31, 2001	21,061	$211	$102,764	$(39,481)	3,045	$(15,410)

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

The Sports Club Company, Inc.

Three-year Period Ended December 31, 2001 (in thousands)

	1999	2000	2001

Cash flows from operating activities:
Net income (loss)	$1,310	$(12,387)	$(38,060)
Adjustments to reconcile net income (loss) to cash provided by (used in) operations:
Cumulative effect of change in accounting principle	899
(Gain)/loss on disposition of real estate	(783)	1,766	282
Impairment charges			5,250
Depreciation and amortization	6,147	7,408	11,809
Deferred taxes		(2,526)	2,526
Equity interest in net income of unconsolidated subsidiary	(931)
(Increase) decrease in:
Accounts receivable, net	(59)	(1,476)	(1,215)
Inventories	(131)	(1,499)	1,629
Other current assets		(1,088)	2,547
Other assets, net	(1,087)	(1,854)	1,164
Increase (decrease) in:
Accounts payable	(285)	(126)	1,102
Accrued liabilities	3,024	946	2,652
Deferred membership revenues	650	2,307	1,651
Deferred lease obligations	(409)	1,015	2,698

Net cash provided by (used in) operating activities	8,345	(7,514)	(5,965)
Cash flows from investing activities:
Capital expenditures	(45,025)	(62,173)	(16,122)
Distributions from unconsolidated subsidiary	1,106		32
Business acquisitions, net of cash acquired	(902)
Decrease in due from affiliates	76	148
Purchase of other assets	(124)
Proceeds from sale of Spectrum Clubs	60,778	3,593
(Increase) decrease in restricted cash	(41,389)	34,393	6,996
Treasury stock acquired	(8,357)

Net cash used for investing activities	(33,837)	(24,039)	(9,094)
Cash flows from financing activities:
Exercise of employee stock options	7	61	5
Proceeds from Senior Secured Notes - net of costs and discount	93,713
Proceeds from notes payable and equipment financing loans	37,263	7,681	24,588
Repayments of notes payable and equipment financing loans	(71,617)	(1,237)	(19,111)

Net cash provided by financing activities	59,366	6,505	5,482

Net increase (decrease) in cash and cash equivalents	33,874	(25,048)	(9,577)
Cash and cash equivalents at beginning of year	2,233	36,107	11,059

Cash and cash equivalents at end of year	$36,107	$11,059	$1,482

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$6,389	$11,605	$12,118

Cash paid during the year for income taxes	$2,010	$977	$533

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

The Sports Club Company, Inc.

December 31, 1999, 2000 and 2001

1. Organization

          The Sports Club Company, Inc. (the “Company”) operates sports and fitness Clubs (“Clubs”), under the “Sports Club” and, until December 1999, the “Spectrum Club” names. Sports Clubs have been developed as “urban country clubs” offering a full range of services including numerous fitness and recreation options, diverse facilities and other amenities. Spectrum Clubs were designed as smaller-scale Clubs with an extensive range of services. Both Sports Clubs and Spectrum Clubs are marketed to affluent, health conscious individuals who desire a premier Club. In December 1999, the Company sold the Spectrum Clubs to an investment group (See Note 3).

2. Summary of Significant Accounting Policies

Principles of Consolidation

          The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

          The Company receives initiation fees and monthly membership dues from its members. Substantially all of the Company’s members join on a month-to-month basis and can therefore cancel their membership at any time. Initiation fees and related direct expenses, primarily sales commissions, are deferred and recognized, on a straight-line basis, over an estimated membership period of between two and one half and three years. Dues that are received in advance are recognized on a pro-rata basis over the periods in which services are to be provided. Reserves are recorded against the receivables of the Company’s SportsMed subsidiary at the time the services are provided.

Cash Equivalents and Restricted Cash

          The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2000 and 2001, cash and cash equivalents were $11.1 million and $1.5 million, respectively.

          The Company considers cash, cash equivalents and other short-term investments that are specifically designated for the development of new Clubs as restricted cash. At December 31, 2000, the restricted cash balance was $7.0 million.

Inventories

          Inventories are stated at the lower of cost or market using the average cost method. Inventories consist of retail merchandise, sold at our retail stores and our spas, PTS products, uniforms and food and beverage supplies.

Depreciation and Amortization

          Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets, ranging from five to seven years for equipment to forty years for buildings. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the improvements. Loan costs, including the debt discount on the Senior Notes, are amortized over the terms of the related loans. Through December 31, 2001, costs in excess of net assets of acquired businesses were being amortized on a straight-line basis over forty years. Statement of Financial Accounting Standards No. 142 requires that, effective January 1, 2002, goodwill no longer be amortized to earnings, but instead be reviewed for impairment on an annual basis.

Start-up Costs

          The Company adopted Statement of Position 98-5, “Accounting for Start-Up Costs” (“SOP 98-5”) effective January 1, 1999. SOP 98-5 provides that all costs related to the development of new sports and fitness clubs, except for real estate related costs, be expensed as incurred. This is a change from the Company’s previous accounting policy, whereby many of these costs were capitalized and charged to expense upon the Club opening. As a result, the Company recorded a one-time charge equal to the unamortized balance of all capitalized start-up costs as of January 1, 1999. This charge was recorded as a cumulative effect of a change in accounting principle net of the related income tax effect. The amount of this charge before income taxes was approximately $1.5 million.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

          The Company reviews its long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted operating cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

          In June 1998, the Company acquired undeveloped land in Houston, Texas with the intention of developing a Club on the site. In 2000, the Company decided not to develop this site and to dispose of the property. An impairment loss of $749,000 was recorded in December 2000 to reduce the carrying value of the asset to its estimated fair value less costs to sell. The Company is still in the process of disposing of this property and as of December 31, 2001, no additional impairment charge was necessary.

          In January 2002, the Company sold The Sports Club/ Las Vegas to another club operator (see Note 15 - Subsequent Events). An impairment loss of $3,243,000 was recorded in December 2001 to reduce the carrying value of The Sports Club/Las Vegas to its fair value less costs to sell. The fair value and costs to sell The Sports Club/Las Vegas were based upon the actual fair value received and selling costs incurred when the Club was sold.

          In December 2001, the Company also recorded an impairment loss of $2,007,000 related to its SportsMed subsidiary. The estimated fair value and costs to sell SportsMed were based upon management’s estimate.

Income Taxes

          The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

          In the fourth quarter of 2001, the Company determined, based on year to date operating results and projections for the next three years, that it is more likely than not that future taxable income will be insufficient to utilize its deferred tax assets. As a result of this determination, the Company ceased recording any deferred tax benefit related to its taxable loss incurred in 2001 and, in the fourth quarter of 2001, the Company recorded a valuation allowance of $17,381,000 to offset its net deferred tax asset (see Note 9 - Income Taxes). The Company will continue to evaluate its projected future taxable operating income and reconsider its current determination when appropriate.

Earnings per Share

          The Company presents Basic and Diluted earnings per share. Basic earnings reflects the actual weighted average shares of common stock outstanding during the period. Diluted earnings per share includes the effects of all dilutive options, warrants and other securities and utilizes the treasury stock method.

Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions. These affect the reporting of assets and liabilities, the disclosure of any contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments

          The carrying amounts related to cash equivalents, short-term investments, accounts receivable, other current assets and accounts payable approximate fair value due to the relatively short maturity of such instruments. The fair value of long-term debt is estimated by discounting the future cash flows of each instrument at rates currently available to the Company for similar debt instruments of comparable maturities by the Company’s bankers. The fair value of long-term debt was estimated to be $90 million.

Segment Reporting

          Management has determined that the Company has one principal operating segment, the operation of sports and fitness Clubs.

New Accounting Standards

          In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141 (“SFAS 141”), Business Combinations, and Statement of

Financial Accounting Standards No. 142 (“SFAS 142”), Goodwill and Other Intangible Assets. SFAS 141 requires that the purchase method be used for all business combinations initiated after June 30, 2001. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized to earnings, but instead be reviewed for impairment in accordance with the provisions of SFAS 142. The amortization of goodwill and intangible assets with indefinite useful lives ceases upon adoption of SFAS 142 which is effective for fiscal years starting after December 15, 2001. The Company expects the implementation of SFAS 142 will not have a material impact upon the Company’s financial position or results of operations.

          In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (“SFAS 144”), Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS 144 supersedes Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, it retains many of the fundamental provisions of that statement. The standard is effective for fiscal years beginning after December 15, 2001. The Company expects that the adoption of SFAS 144 will not have a material impact on its financial position or results of operations.

3. Dispositions

Spectrum Clubs Dispositions

          In September of 1999, the Company completed the sale and leaseback of the real estate at the Spectrum Club - Thousand Oaks for approximately $12.0 million. On December 3, 1999, the Company completed the sale of the Spectrum Clubs, a group of ten sports and fitness clubs located in Southern California, to an investment group for approximately $48.4 million. The Company recorded a pre-tax gain of approximately $783,000 and an after tax gain of approximately $470,000 ($0.03 per diluted share after tax) on the sale of the Spectrum Clubs. The 1999 consolidated financial statements and accompanying notes reflect the operating results of the Spectrum Clubs as a continuing operation. Pro-forma consolidated operating results for the fiscal year ended December 31, 1999 are presented below. The pro-forma statement presents the unaudited results of operations as if the Spectrum Clubs had been sold at the beginning of 1999.

Pro-Forma
Year Ended
December 31,
1999

(in thousands, except per share data)
Revenues	$62,229
Operating expenses	55,963

Income from operations	6,266
Other income (expense)	(2,314)

Income before income taxes and cumulative effect of change in accounting principle	3,952
Income tax provision	1,724

Income before cumulative effect of change in accounting principle	2,228
Cumulative effect of change in accounting principle, net of tax	221

Net income	$2,007

Net income per share
Basic and Diluted	$0.11

          On December 28, 2000, the Company completed the sale of the land and building at the former Spectrum Club - Fountain Valley location for $3,700,000 in cash. In December 2000, the Company recorded a pre-tax loss of approximately $1,017,000 related to the sale of the Fountain Valley property (See Note 10).

4. Property and Equipment

          Property and equipment is carried at cost, less accumulated depreciation and amortization, which is summarized as follows:

	At December 31,

	2000	2001

	(in thousands)
Land	$16,082	$16,082
Building and improvements	146,911	145,735
Furniture, fixtures and equipment	26,310	39,635

	189,303	201,452
Less accumulated depreciation and amortization	19,376	30,559

Net property and equipment	$169,927	$170,893

          Equipment secured by equipment financing loans was $11,341,000 and $8,219,000 and related accumulated amortization was $3,677,000 and $2,196,000 at December 31, 2000 and 2001, respectively.

5. Notes Payable and Capitalized Lease Obligations

          Notes payable and capitalized lease obligations are summarized as follows:

	At December 31,

	2000	2001

	(in thousands)
Senior secured notes(a)	$100,000	$100,000
Equipment financing loans(b)	7,664	6,023
Other note payable(c)	2,667	963
Bank credit facility (see Note 6-Bank Credit Facility)		8,505

	110,331	115,491
Less current installments	4,742	11,449

	$105,589	$104,042

(a) On April 1, 1999, the Company issued in a private placement $100.0 million of 11 3/8% Senior Secured Notes due in March 2006 (the “Senior Notes”) with interest due semi-annually. In May 1999, the Senior Notes were exchanged for registered Series B Senior Secured Notes (the “Senior Secured Notes”).

The Senior Secured Notes are secured by substantially all assets, other than certain excluded assets. In connection with the issuance of the Senior Secured Notes, the Company entered into an indenture dated as of April 1, 1999 (the “Indenture”) which includes certain covenants that restrict the Company’s ability, subject to certain exceptions, to: (i) incur additional indebtedness; (ii) pay dividends or other distributions, or repurchase capital stock or other equity interests or subordinated indebtedness and (iii) make certain investments. The Indenture also limits the Company’s ability to: (i) enter into transactions with affiliates; (ii) create liens or sell certain assets, and (iii) enter into mergers and consolidations. Under the terms of the Indenture, after March 15, 2003, the

Company may, at its option, redeem all or some of the Senior Secured Notes at a redemption price that will decrease over time from 105.688% to 100% of their face amount, plus interest. If the Company undergoes a “change in control”, as defined in the Indenture, it must give holders of the Senior Secured Notes the opportunity to sell their Senior Secured Notes to the Company at 101% of their face amount, plus interest. At December 31, 2001, the estimated fair value of the Senior Secured Notes was $90.0 million.

(b) The equipment financing loans are secured by furniture, fixtures and equipment. The amounts are generally repayable in monthly payments over four or five years with effective interest rates between 8.5% and 10.5%.

(c) This note was issued in connection with the acquisition of The Sports Club/LA - Upper East Side. The note required two equal principal payments in April 1999 and April 2000. The Company defaulted on this entire note believing it had various claims against the seller relating to the repair and refurbishing of the property, which offset the money owed on the note. The Company and the seller settled this dispute in April 2001 and the Company agreed to pay an aggregate of $2,350,000 with $600,000 paid in May 2001 and $112,000 payable each month through June 2002 with a final payment of $294,000 due in July 2002.

          Future minimum annual principal payments at December 31, 2001, are as follows (in thousands):

2002	$11,449
2003	2,160
2004	1,784
2005	98
2006	100,000

$115,491

6. Bank Credit Facility

          At December 31, 2001, the Company had a $15.0 million bank credit facility with Comerica Bank-California. The facility terminates on May 31, 2002, and bears interest at a variable rate of LIBOR plus 2 1/4% or the Bank’s prime rate (4 3/4% at December 31, 2001). At December 31, 2001, $8.5 million of cash advances were outstanding under this credit facility and $6.2 million was utilized in the form of letters of credit, leaving $300,000 available for future borrowings. At December 31, 2001, the loans were secured by all the assets of The Sports Club/ Irvine and The Sports Club/ Las Vegas and were guaranteed by the Company’s three major shareholders. The bank credit facility also requires the Company to maintain certain Tangible Net Worth, Total Liabilities to Tangible Net Worth and EBITDA covenants. At December 31, 2001, the Company was not in compliance with some of these covenants. The Bank has waived these defaults through May 31, 2002. The Company and the Bank are in discussions regarding a renewal of the credit facility through May 31, 2003 with revised covenants.

7. Commitments and Contingencies

Lease Commitments

          The Company leases certain facilities pursuant to various operating lease agreements. Club facility leases are generally long-term and noncancelable triple-net leases (requiring the Company to pay all real estate taxes, insurance and maintenance expenses), and have an average remaining term of 48.5 years, including renewal options which are expected to be exercised, with the earliest Sports

Club lease expiration date of January 31, 2013. The Company is also obligated under lease agreements for seven of its former Spectrum Club locations. The Company has subleased each of these properties to the buyer of these Clubs under sublease agreements which provide that all operating costs of these facilities be assumed by the new owners. Future minimum noncancelable operating lease payments as of December 31, 2001 are as follows (in thousands):

			Net
		Sublease	Rental
	Commitments	Rentals	Commitments

Year ending December 31:
2002	$27,764	$5,425	$22,339
2003	28,318	5,498	22,820
2004	28,540	5,712	22,828
2005	28,260	5,917	22,343
2006	28,298	5,917	22,381
Thereafter	311,339	41,721	269,618

Total minimum lease payments	$452,519	$70,190	$382,329

          Rent expense for facilities and equipment aggregated $8,440,000, $10,675,000 and $18,657,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

Litigation

          Garrick-Aug Associates Store Leasing, Inc. v. Hirschfeld Realty Club Corporation, 328 E. 61 Corp., The Sports Club Company, Inc. and Elie Hirschfeld, Index No. 601276/99 (New York Supreme Court, County of New York). On March 15, 1999, Garrick-Aug Associates Store Leasing, Inc. (“Plaintiff”) filed a Summons and Complaint (“Original Complaint”) commencing an action to recover brokerage commissions in the Supreme Court of the State of New York, against Hirschfeld Realty Club Corporation and 328 E. 61 Corp. Under the Original Complaint, Plaintiff sought damages in excess of $3,625,000 for breach of contract, declaratory relief, quantum meruit and unjust enrichment. On February 1, 2000, Plaintiff filed and served an Amended Complaint containing the same causes of action in the Original Complaint and adding additional claims against the Company and Elie Hirschfeld. Under the Amended Complaint, Plaintiff seeks damages from the Company in excess of $3,625,000 for tortious interference with contract and conspiracy. On July 12, 2001, after a six-day bench trial, the court granted the Company a directed verdict dismissing the Amended Complaint with prejudice. To date, Plaintiff has not exercised or indicated a willingness to exercise any post-trial or appellate remedies.

          336 Spa Park Inc. v. Abraham Hirschfeld, Hirschfeld Realty Club Corp., 328 E. 61 Club Corp. and The Sports Club Company, Inc., Index No. 602609/00 (New York Supreme Court, County of New York). On June 20, 2000, 336 Spa Park Inc. (“Plaintiff”) filed a Summons and Complaint (“Complaint”) commencing an action against the Company for tortious interference with a contract for the lease of parking facilities entered into between Plaintiff and Hirschfeld Realty Club Corp. and 328 E. 61 Club Corp. On January 2, 2001, Plaintiff filed and served its Second Amended Complaint. Plaintiff is seeking damages against the Company in an amount to be determined at trial, but not less than $100,000. The Company intends to contest this action vigorously and discovery is now proceeding. As a result, the Company is unable, at this time, to estimate the likelihood that Plaintiff will prevail in this matter.

          Other Matters. The Company is involved in various claims and lawsuits incidental to its business, including claims arising from accidents. However, in the opinion of management, the Company is adequately insured against such claims and lawsuits involving personal injuries, and any ultimate liability arising out of any such proceedings will not have a material adverse effect on the Company’s financial condition, cash flow or results of operations.

Employment Agreements

          At December 31, 2001, the Company did not have any employment agreements with any employees.

8. Income per Share

          The following is a reconciliation of the basic and diluted income per share computations for the years 1999, 2000 and 2001:

	Year ended December 31,

	1999	2000	2001

	(in thousands, except per share data)
Net income (loss) used for basic and diluted income per share	$1,310	$(12,387)	$(38,060)

Shares of Common Stock and Common Stock equivalents:
Weighted average shares used in basic computation	18,114	17,773	17,939
Weighted average stock options	176

Weighted average shares used in dilutive computation	18,290	17,773	17,939

Income (loss) per share:
Basic and Diluted	$0.07	$(0.70)	$(2.12)

9. Income Taxes

          The provision for income taxes consists of the following:

	Year ended December 31,

	1999	2000	2001

	(in thousands)
Current:
Federal	$2,126	$(1,701)	$89
State	537	1,181	755

	2,663	(520)	844

Deferred:
Federal	(923)	(2,119)	1,788
State	(280)	(4,301)	738

	(1,203)	(6,420)	2,526

Income tax provision	$1,460	$(6,940)	$3,370

Tax benefit from cumulative effect of change in accounting principle:
Federal	$(510)	$--	$--
State	(90)

Total provision from cumulative effect of change in accounting principle	$(600)	$--	$--

          Income tax expense (benefit) as computed differs from the statutory rate as applied to pre-tax net income (loss) as follows:

	Year ended December 31

	1999	2000	2001

	(in thousands)
Computed “expected” tax expense	$1,338	$(6,571)	$(11,795)
Increase (decrease) in tax resulting from:
State taxes - net of federal benefit	110	(1,202)	(1,998)
Meals and entertainment	24	65	63
Goodwill amortization	(52)
Change in valuation allowance			17,381
Other	40	768	(281)

Income tax provision	$1,460	$(6,940)	$3,370

          The effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented as follows.

	At December 31,

	2000	2001

	(in thousands)
Deferred tax assets:
Deferred initiation fees	$1,899	$2,153
Operating loss carry forwards	6,860	17,664
Accrued vacation	207	223
Bad debt	139	121
State taxes	551	624
Other		669

Gross deferred tax assets	9,656	21,454

Deferred tax liabilities:
Depreciation and amortization	(4,225)	(4,073)
Other	(2,905)

Gross deferred tax liabilities	(7,130)	(4,073)

Net deferred tax asset	2,526	17,381
Valuation allowance		(17,381)

Net deferred tax asset	$2,526	$--

          In the fourth quarter of 2001, management of the Company determined, based on year to date operating results and projections for the next three years that it is more likely than not that future taxable income will be insufficient to utilize its deferred tax assets. As a result of this determination, the Company ceased recording any deferred tax benefit related to its taxable losses and, in the fourth quarter of 2001, the Company recorded a valuation allowance of $17,381,000 to offset the Company’s net deferred tax assets.

          In March 2002, changes in existing tax laws resulted in a tax benefit of approximately $900,000. The tax benefit arises from the Company’s ability to carryback net operating losses incurred during 2001, to the 1995, 1996 and 1997 tax years in which the Company had taxable income. This benefit will be recorded in the first quarter of 2002 consistent with the provisions of Statement of Financial Accounting Standards Board No. 109, “Accounting for Income Taxes.”

          As of December 31, 2001, the Company had federal and state net operating loss carryforwards of $36,844,000 and $61,885,000 respectively, beginning expiration in 2020 and 2005, respectively.

10. Non-Recurring Items

          The Company recorded the following income (expense) as non-recurring items in each of the years in the three-year period ended December 31, 2001:

	Year ending December 31,

	1999	2000	2001

	(in thousands)
Class action litigation settlement	$--	$(1,476)	$--
Loss on sale of Fountain Valley real estate (See Note 3)		(1,017)
Impairment of Houston real estate (See Note 2)		(749)
Gain on sale or disposition of Spectrum Clubs	553
Interest reversal on Note settlement			397

	$553	$(3,242)	$397

11. Stock Plans

Accounting for Stock Plans

          The Company has elected to account for stock options granted to employees and directors under the provisions of APB No. 25, using the intrinsic value method. Entities electing to continue using the accounting prescribed by APB Opinion No. 25 must make pro forma disclosures of net income and income per share, as if the fair value based method of accounting defined in SFAS 123 had been applied.

          The Company has an employee stock option plan, which is described below. In accordance with APB No. 25, no compensation cost has been recognized as the fair value of the Company’s stock was equal to the exercise price of the options at the date of grant. Had compensation cost for the Company’s plan been determined consistent with SFAS 123, the Company’s net income/(loss) and income/(loss) per share would have been reduced to the pro-forma amounts indicated below:

	Year ended December 31

	1999	2000	2001

	(in thousands, except per share data)
Net income/(loss):
As reported	$1,310	$(12,387)	$(38,060)
Pro forma	$632	$(13,435)	$(39,600)
Basic income/(loss) per share:
As reported	$.07	$(0.70)	$(2.12)
Pro forma	$.03	$(0.76)	$(2.21)

          The fair value of all option grants for the Company’s plan are estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for all option grants in 1999, 2000 and 2001 respectively: dividend yield of 0%, 0% and 0%; expected volatility of 100.1%, 111.6% and 118.9%; risk-free interest rates of 6.25%, 6.25% and 4.48% and expected economic lives of 6.0 years, 6.0 years and 6.0 years.

Stock Incentive Plans

          Initially 1,800,000 shares of Common Stock were reserved under the Company’s Amended and Restated 1994 Stock Incentive Plan, which authorized the issuance of various stock incentives to directors, officers, employees and consultants including options, stock appreciation rights and purchase rights. On December 31, 2000, the 1994 Stock Incentive Plan expired and in May 2001, it was replaced by the 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan reserves 2.5 million shares of Common Stock, expires in May 2011 and also authorizes stock appreciation rights and purchase rights.

          Options allow for the purchase of Common Stock at prices determined by the Company’s Compensation Committee. Incentive stock options must be granted at a price equal to or greater than the fair value of a share of Common Stock on the date the option is granted. Non-statutory options must have an exercise price equal to at least 85% of the fair value of the Company’s Common Stock at the date of grant. Options granted under the Plans may, at the election of the Compensation Committee, become exercisable in installments. Except for the options granted to D. Michael Talla, Co-Chief Executive Officer, which expire on the fifth anniversary of the grant date, all options expire on the tenth anniversary of the grant date.

          A summary of the status of the Company’s stock option plans as of December 31, 1999, 2000 and 2001 and changes during the years then ended are presented below:

		Weighted
		Average Exercise
	Shares	Price

Outstanding at January 1, 1999	972,498	$5.25
Granted	210,000	3.94
Canceled	10,000	5.59
Exercised	2,666	2.70

Outstanding at December 31, 1999	1,169,832	5.01

Options excercisable at December 31, 1999	683,166	4.32

Weighted-average per share fair value of options granted during year ended December 31, 1999		3.22
Outstanding at January 1, 2000	1,169,832	5.01
Granted	744,499	6.50
Canceled	355,499	6.67
Exercised	25,000	2.96

Outstanding at December 31, 2000	1,533,832	5.94

Options excercisable at December 31, 2000	559,675	5.36

Weighted-average per share fair value of options granted during year ended December 31, 2000		4.25
Outstanding at January 1, 2001	1,533,832	5.94
Granted	411,915	3.09
Canceled	93,472	2.23
Exercised	2,000	2.56

Outstanding at December 31, 2001	1,850,275	5.37

Options excercisable at December 31, 2001	915,284	5.83

Weighted-average per share fair value of options granted during year ended December 31, 2001		3.09

          The following table summarizes information about stock options outstanding at December 31, 2001:

		Weighted
		Average
		Remaining
Exercise	Number	Contractual	Options
Prices	Outstanding	Life (Years)	Exercisable

$2.5625	29,333	4.41	29,333
2.6875	70,000	4.11	70,000
2.7500	31,000	4.84	31,000
3.0100	294,089	9.39	—
3.3110	115,000	4.39	—
3.9375	210,000	7.10	140,000
4.2500	233,853	8.85	77,951
4.3750	60,000	5.22	60,000
5.2500	45,000	3.24	45,000
5.3750	39,000	5.50	39,000
8.0000	223,000	6.29	223,000
8.0000	450,000	8.11	150,000
8.2500	28,000	1.32	28,000
8.3750	22,000	5.85	22,000

	1,850,275		915,284

          Stock appreciation rights (“SAR’s”) may be granted in combination with options or on a stand-alone basis. SAR’s permit the holder to receive shares of stock, cash or a combination of shares and cash based upon by the difference between the option price and the fair value of the Common Stock on the date of exercise. Upon exercise of a SAR granted in combination with an option, the related option is canceled. At December 31, 2001, no SAR’s had been granted.

          Rights to purchase shares of Common Stock to be offered for direct sale under the Plan must be at a purchase price equal to not less than 85% of the fair value of the shares on the day preceding the date of grant. Purchase rights are generally exercisable for a period of thirty days following the date of grant. At December 31, 2001, no purchase rights had been granted.

1994 Stock Compensation Plan

          In July 1994, the Company instituted its 1994 Stock Compensation Plan (which was later amended) for the purpose of compensating outside directors by issuing them shares of the Company’s Common Stock as part of their directors’ fees. A total of 50,000 shares are reserved for issuance pursuant to this plan. A total of 36,000 shares have been issued to outside directors under the plan. During the years ended December 31, 1999, 2000 and 2001, the Company issued 8,000, 6,000 and 6,000 shares of Common Stock as director compensation for aggregates consideration of $35,000, $20,000 and $16,000, respectively.

12. Related Party Transactions

          Until December 3, 1999, the Company managed the operation of its unconsolidated subsidiary, the Spectrum Club – Manhattan Beach, of which it owned a 46.1% interest. The Company received a fee of $33,322 per month plus 4.5% of the Club’s gross revenues for managing this Club. The Company also manages the operations of the Reebok Sports Club/NY and receives a fee of approximately 5.87% of the gross monthly collections, as defined. Management fees of $1.4 million, $1.5 million and $1.4 million relating to Reebok Sports Club/NY were earned for the years ended December 31, 1999, 2000 and 2001. These amounts are eliminated from income and expense in the presentation of the Company’s consolidated statement of operations.

          Millennium is a significant shareholder of the Company and has jointly developed Clubs with the Company. A representative of Millennium sits on the Company’s Board of Directors. The Reebok Sports Club/ NY pays rent to Millennium in the amount of $2.0 million per year and the partnership agreement provides for a first priority annual distribution of $3.0 million to Millennium. The Company pays rent to Millennium for The Sports Club/LA -Washington D.C., The Sports Club/ LA - Boston and The Sports Club/LA - San Francisco and in 2000 and 2001 a total of $500,000 and $4.8 million, respectively, was paid to Millennium for rent on these three Clubs. All such payments are reflected as rent expense in the Company’s consolidated statement of operations.

          The Company has a 50.1% interest in the partnership that owns The Sports Club/LA in Los Angeles, and Mr. Talla beneficially owns the remaining 49.9%. The partnership agreement provides that, on an annual basis, the partners will share in the first $300,000 of the Club’s net cash flow in proportion to their percentage interests. The next $35.0 million of net cash flow will be distributed to the Company. All distributions of net cash flow thereafter, if any, will be made to the partners in proportion to their percentage interests. Under certain circumstances, the Company has an option to purchase Mr. Talla’s interest in the partnership for an amount equal to four times the amount of his most recent annual distribution from the partnership.

13. Concentration of Credit Risk

          The Company markets its products principally to customers in Southern California, New York City, Washington D.C., Boston, San Francisco and Las Vegas. Management performs regular evaluations concerning the ability of its customers to satisfy their obligations and records a provision for doubtful accounts based upon these evaluations. The Company’s credit losses for the periods presented are insignificant and have not exceeded management’s estimates.

14. Quarterly Summary of Information (Unaudited)

          Summarized unaudited condensed quarterly financial data is as follows:

	2001

	March 31	June 30	September 30	December 31

		(in thousands)
Net loss from operations:
Revenues	$23,546	$25,076	$24,041	$29,381

Net loss	$(4,642)	$(3,849)	$(4,683)	$(24,886)

Net loss per share:
Basic	$(0.26)	$(0.21)	$(0.26)	$(1.39)

Diluted	$(0.26)	$(0.21)	$(0.26)	$(1.39)

	2000

	March 31	June 30	September 30	December 31

		(in thousands)
Net income from operations:
Revenues	$16,847	$18,279	$18,596	$23,147

Net loss	$(2,176)	$(1,583)	$(2,214)	$(6,414)

Net loss per share:
Basic	$(0.12)	$(0.09)	$(0.12)	$(0.36)

Diluted	$(0.12)	$(0.09)	$(0.12)	$(0.36)

          In the fourth quarter of 2001, the Company recorded the following significant adjustments:

•	An impairment loss of $3,243,000 related to the disposal of The Sports Club/ Las Vegas in January 2002.

•	An impairment loss of $2,007,000 to write-down the goodwill of the Company’s SportsMed subsidiary.

•	A valuation allowance on the net deferred tax assets of $17,381,000.

15. Subsequent Events

          On January 31, 2002, the Company sold The Sports Club/ Las Vegas to another club operator for $6,575,000. After costs and expenses of sale, the Company received net proceeds of $6,158,000. The Company recorded an impairment loss, related to the sale of The Sports Club/ Las Vegas, of $3,243,000 in December 2001 (see Note 2 - Summary of Significant Accounting Policies).

          On March 18, 2002, the Company completed a $10.5 million Preferred Stock Issuance. The Company received $10.0 million in cash and issued 10,500 shares Series B Preferred Stock at a price of $1,000 per share. The following terms and conditions apply to the Preferred Stock Issuance:

•	The holders of each share of Series B Preferred shall have the right to one vote for each share of Common Stock into which such Series B Preferred could then be converted.

•	Dividends will accrue at the annual rate of $90.00 per share. Such dividends are cumulative but shall not accrue interest.

•	At the Company’s option, dividends may be paid by the issuance of additional shares of Series B Preferred Stock.

•	The Preferred shares may, at the option of the holder, be converted into shares of Common Stock at the rate of $3.00 per Common Share. (3,500,000 total Common Shares if 100% converted).

•	The Company may redeem the Preferred Shares by paying in cash the total sum of $10.5 million together with all accrued but unpaid dividends.

•	In the event the Series B Preferred Stock is redeemed before March 18, 2005, the holders shall receive a warrant to purchase shares of Common Stock at a price of $3.00 per share exercisable before March 18, 2007.

•	In the event of liquidation, the Series B Preferred holders shall be entitled to receive, prior and in preference to any distribution to common shareholders, an amount equal to $1,000 for each share of outstanding Series B Preferred.

•	The Conversion Price shall be adjusted in the event the Company issues additional shares of Common Stock at a rate below $3.00 per share, subject to certain exceptions.

•	The Company has the obligation to redeem any outstanding Series B Preferred Shares on March 18, 2009 at a price of $1,000 per share.

Independent Auditors’ Report

The Sports Club Company, Inc.

The Board of Directors and Stockholders

The Sports Club Company, Inc.:

          We have audited the accompanying consolidated balance sheets of The Sports Club Company, Inc. and subsidiaries (the Company) as of December 31, 2000 and 2001 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Sports Club Company, Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

February 23, 2002, except as to
Note 15 which is as of
March 18, 2002.

Shareholder Information

The Sports Club Company, Inc.

Corporate Profile

     The Sports Club Company operates sports and fitness Clubs primarily under the “The Sports Club/ LA” name. The Sports Club/ LA has been developed as an “urban country club” offering a full range of sports and fitness programs, services and amenities. The Sports Club/ LA is marketed to affluent, health conscious individuals who desire a premier Club. The Sports Club Company operates The Sports Club/ LA in Los Angeles, Rockefeller Center and the Upper East Side in New York City, Washington D.C., Boston and San Francisco. We also operate The Sports Club/ Irvine and Reebok Sports Club/ NY. The Sports Club Company’s strategy is to develop multi-amenity Clubs complementary to existing Sports Clubs and to develop and implement new programs at existing Clubs to expand membership and increase revenues.

Registrar and Transfer Agent

American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10007

Independent Auditors

KPMG LLP
Los Angeles, California

Legal Counsel

Resch Polster Alpert & Berger LLP
Los Angeles, California

Greenberg Glusker Fields Claman
Machtinger & Kinsella LLP
Los Angeles, California

Shareholder Information

     Shareholder information may be obtained by contacting our investor relations department at (310) 479-5200.

Form 10-K

     After the close of each fiscal year, we submit an annual report on Form 10-K to the Securities and Exchange Commission containing certain additional information about our business. A copy of this report may be obtained without charge by addressing your request to our investor relations department at our corporate office.

Stock

     Our Common Stock is traded on the American Stock Exchange under the symbol SCY. The following table sets forth the quarterly high and low sales prices for our Common Stock for the periods indicated as reported by the AMEX.

	High	Low

2000

First Quarter	$4.50	$3.38
Second Quarter	3.75	2.75
Third Quarter	4.00	3.13
Fourth Quarter	4.50	2.81

2001

First Quarter	$3.19	$2.55
Second Quarter	3.30	2.86
Third Quarter	4.00	3.13
Fourth Quarter	3.35	2.35

Dividend Policy

     We have never paid cash dividends on our Common Stock. Our Board of Directors’ policy has been to retain earnings to provide funds for the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE SPORTS CLUB COMPANY, INC.

     I/We hereby appoint Rex A. Licklider, Lois Barberio and Timothy O’Brien, or any one of them acting alone in the absence of the others, as proxyholders, each with the power to appoint his/her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The Sports Club Company, Inc. held of record by me/us on July 8, 2002, at the Annual Meeting of Stockholders to be held on August 2, 2002, or any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE. This proxy will be voted in the direction of the proxyholders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

(PLEASE VOTE AND SIGN ON THE OTHER SIDE)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
THE SPORTS CLUB COMPANY, INC.

August 2, 2002

â   Please Detach and Mail in the Envelope Provided   â

A	☒	Please mark your votes as in this example.

The Board of Directors recommends a vote “FOR” the following:

		FOR	WITHHELD AUTHORITY			FOR	AGAINST	ABSTAIN
1.	Election of 3 Class II Directors	☐	☐	2.	Approval of the issuance and listing on the American Stock Exchange of all shares of Common Stock issuable upon conversion of the Series B Convertible Stock.	☐	☐	☐

NOMINEES: Nanette Pattee Francini, George J. Vasilakos and Charles A. Norris (INSTRUCTIONS: To withheld authority to vote for any individual, write that nominee's name on the line provided)				3.	Approval of the issuance and listing on the American Stock Exchange of all shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock.	☐	☐	☐

				The undersigned hereby acknowledges receipt of this Proxy Statement dated July 13, 2002 and hereby revokes any proxy or proxies heretofore given to vote shares at said meeting or any adjournment thereof.

				PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE PAID ENVELOPE.

SIGNATURE	PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE	DATE	SIGNATURE IF HELD JOINTLY	DATE

Note:	Both should sign if shares are held in joint tenancy; if signing as attorney, executor, administrator, trustee or guardian, give full titles; if a corporation, sign full corporate name by President or authorized officer; if a partnership, sign partnership name by authorized person.